UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SYCAMORE NETWORKS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYCAMORE NETWORKS, INC.

220 Mill Road

Chelmsford, Massachusetts 01824

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 20, 2007

To the Stockholders of Sycamore Networks, Inc.:

The Annual Meeting of Stockholders of Sycamore Networks, Inc., a Delaware corporation (the “Corporation”), will be held on December 20, 2007 at 9:00 a.m., local time, at the Radisson Hotel, 10 Independence Drive, Chelmsford, Massachusetts 01824 to consider and act upon the following matters:

1.	To elect two (2) members of the Board of Directors to serve for three-year terms as Class II Directors and until their respective successors are elected and qualified.

2.	To authorize the Board of Directors, in its discretion, to amend the Corporation’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its outstanding common stock at a ratio of (i) one-for-five, (ii) one-for-seven, or (iii) one-for-ten, together with a corresponding reduction in the number of authorized shares of Sycamore common stock and capital stock, at any time prior to the date of the Corporation’s 2008 Annual Meeting of Stockholders, without further approval or authorization from the Corporation’s stockholders.

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending July 31, 2008.

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders entitled to notice of and to vote at the meeting shall be determined as of October 22, 2007, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

Alan R. Cormier

Secretary

Mail Date: November 20, 2007

In order to assure your representation at the Annual Meeting, you are requested to complete, sign, and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Alternative voting methods are also available via the Internet or by telephone. Please reference the enclosed proxy card or voting card for additional information.

SYCAMORE NETWORKS, INC.

220 Mill Road

Chelmsford, Massachusetts 01824

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

December 20, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sycamore Networks, Inc. (the “Corporation”) for use at the Annual Meeting of Stockholders to be held on December 20, 2007 (the “Annual Meeting”) at 9:00 a.m., local time, at the Radisson Hotel, 10 Independence Drive, Chelmsford, Massachusetts 01824, and any adjournments thereof. This Proxy Statement and the form of proxy were first mailed to stockholders on or about November 20, 2007.

Only stockholders of record as of October 22, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments thereof. As of that date, 282,374,615 shares of common stock, $.001 par value, of the Corporation were outstanding and eligible to be voted. The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a written revocation or a later executed proxy to the Secretary of the Corporation or by attending the Annual Meeting and voting in person.

This Proxy Statement relates to the Corporation’s fiscal year ended July 31, 2007 and, unless otherwise noted, the information contained herein is as of July 31, 2007.

VOTING SECURITIES AND VOTES REQUIRED

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Each share of common stock outstanding on the Record Date is entitled to one vote. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted as present at the Annual Meeting.

In the election of directors, the two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote at the Annual Meeting shall be elected as directors. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

Approval of the authorization of the Board of Directors to effect the reverse stock split and corresponding authorized stock reduction requires the affirmative vote of the holders of shares of common stock that represent a majority of the votes of all of the shares outstanding as of the Record Date and entitled to vote on the proposal. Abstentions and broker non-votes will have no effect upon the outcome of voting with respect to the approval of the authorization of the Board of Directors to effect the reverse stock split and corresponding authorized stock reduction.

The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting on the matter at the Annual Meeting is necessary to ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending July 31, 2008. Abstentions and broker non-votes will have no effect upon the outcome of voting with respect to the ratification of the selection of the independent registered public accounting firm.

The persons named as proxies are officers of the Corporation. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein, and if no choice is specified, such proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting.

The Board of Directors of the Corporation knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies.

Voting Shares Registered Directly in the Name of the Stockholder

Stockholders with shares registered directly in their name in the Corporation’s stock records maintained by the Corporation’s transfer agent, Computershare Trust Company, may vote their shares (1) through the Internet, (2) by making a toll-free telephone call from the U.S. and Canada to Computershare or (3) by mailing their signed proxy card. Specific voting instructions are set forth on the enclosed proxy card. Votes submitted through the Internet or by telephone through Computershare must be received by 11:59 P.M. on December 19, 2007.

Voting Shares Registered in the Name of a Brokerage Firm or Bank

Stockholders with shares registered in the name of a brokerage firm or bank participating in the Broadridge Financial Solutions Investor Communication Services program may vote their shares (1) through the Internet, (2) by telephone in accordance with the instructions set forth on the voting card or (3) by mailing their signed voting card. Votes submitted through the Internet or by telephone through the Broadridge program must be received by Broadridge Investor Communication Services by 11:59 P.M. on December 19, 2007.

Revocation of Proxies Previously Submitted

To revoke a proxy previously submitted electronically through the Internet or by telephone, a stockholder may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked. A stockholder may revoke a proxy previously submitted by mail by notifying the Secretary of the Corporation in writing that the proxy has been revoked or by voting in person at the Annual Meeting.

Delivery of Proxy Materials and Annual Report to Households

The rules promulgated by the Securities and Exchange Commission (the “Commission”) permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report and proxy statement to households at which two or more stockholders reside (“Householding”). Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to Householding, either affirmatively or implicitly by not objecting to Householding, will receive only one copy of the Corporation's annual report and this Proxy Statement. A stockholder who wishes to participate in Householding in the future must contact his or her broker, bank or other intermediary directly to make such request. Alternatively, a stockholder who wishes to revoke his or her consent to Householding and receive separate annual reports and proxy statements for each stockholder sharing the same address must contact his or her broker, bank or other intermediary to revoke such consent. Stockholders may also obtain a separate annual report and/or proxy statement without charge by sending a written request to Sycamore Networks, Inc., 220 Mill Road, Chelmsford, Massachusetts 01824, Attention: Investor Relations, or by calling the Corporation at (978) 250-2900. The Corporation will promptly deliver an annual report and/or proxy statement upon request. Householding does not apply to stockholders with shares registered directly in their name.

Expenses and Solicitation

The cost of soliciting proxies will be borne by the Corporation. Proxies may be solicited by certain of the Corporation’s directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile. In addition, the Corporation has retained Georgeson Shareholder Communications, Inc. (“Georgeson”) to act as proxy solicitor in conjunction with the Annual Meeting. The Corporation has agreed to pay Georgeson a fee of approximately $6,500 plus reimbursement of reasonable out-of-pocket expenses. The Corporation may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

In accordance with the Corporation’s Amended and Restated Certificate of Incorporation, the Corporation's Board of Directors (the “Board”) is divided into three classes, each of whose members serve for a staggered three-year term. Upon the expiration of the term of a class of directors, the nominees or directors in such class will be elected for three-year terms at the annual meeting of stockholders related to the fiscal year in which such term expires.

The terms for the Corporation’s two current Class II Directors, Gururaj Deshpande and Craig R. Benson, will expire at this Annual Meeting. On October 18, 2007, upon the recommendation of the Nominating Committee, the Board appointed Mr. Benson to fill the vacancy created by Paul J. Ferri’s resignation. Mr. Ferri resigned from the Board effective October 15, 2007. Mr. Benson and Mr. Deshpande have been nominated for election by the Board upon the recommendation of the Nominating Committee and have indicated their willingness to serve, if elected. However, if either of the nominees should be unable or unwilling to serve, the proxies will be voted for a substitute nominee designated by the Board or for fixing the number of directors at a lesser number. If elected, Messrs. Benson and Deshpande will hold office until the annual meeting of stockholders related to the fiscal year ended July 31, 2010 and until their respective successors are duly elected and qualified.

The following table sets forth for each nominee to be elected at the Annual Meeting and for each director whose term of office will extend beyond the Annual Meeting, the year each such nominee or director was first elected a director, the age of each nominee or director, the positions currently held by each nominee or director with the Corporation, the annual meeting of stockholders at which each nominee’s or director’s current term will expire and the class of director of each nominee or director.

Nominee or Director’s Name and Year Nominee or Director First Became a Director	Age	Position(s) Held	Annual Meeting at which Term Expires	Class of Director
Gururaj Deshpande (1998)	56	Chairman of the Board of Directors	2007	II
Daniel E. Smith (1998)	58	President, Chief Executive Officer and Director	2008	III
Paul W. Chisholm (2002)	58	Director	2008	III
Robert E. Donahue (2007)	59	Director	2009	I
Craig R. Benson (2007)	53	Director	2007	II
John W. Gerdelman (1999)	55	Director	2009	I

Business Experience of Nominees

The Nominees to serve for three-year terms as Class II Directors and until their respective successors are elected and qualified are:

Craig R. Benson has served as a director since October 2007. From January 2005 to the present, Mr. Benson has served as Chief Executive Officer of Anseri Corporation, a private company that provides wireless networking and communication products and solutions. Mr. Benson also served as Chief Executive Officer of SoftDraw Investments LLC, a private investment firm, and also taught at Babson College during that period. From January 2003 through January 2005, Mr. Benson was Governor of the State of New Hampshire. From 1999 through 2002, Mr. Benson campaigned for governor of New Hampshire, served as Chief Executive Officer of Softdraw Investments LLC, and taught at Babson College. In 1983, Mr. Benson co-founded Cabletron Systems, Inc., a leading provider of networking solutions, and thereafter served as Chairman and Chief Executive Officer of that company until 1997 and again from 1998 to 1999.

Gururaj Deshpande co-founded the Corporation and has served as Chairman of the Corporation’s Board since its inception in February 1998. In August 2007, Mr. Desphpande resigned as an employee of the Corporation, but continues to serve as Chairman of the Board. Mr. Deshpande served as the Corporation’s Treasurer and Secretary from February 1998 to June 1999 and as the Corporation’s President from February 1998 to October 1998. Before co-founding the Corporation, Mr. Deshpande co-founded Cascade Communications Corp., a provider of wide area network switches. From October 1990 to April 1992, Mr. Deshpande served as President of Cascade and from April 1992 to June 1997, he served as Cascade’s Executive Vice President of Marketing and Customer Service. Mr. Deshpande was a member of the board of directors of Cascade since its inception and was chairman of the board of directors of Cascade from 1996 to 1997. Mr. Deshpande also serves on the board of directors of Airvana, Inc., a provider of network infrastructure products used by wireless carriers.

Business Experience of Other Directors

Daniel E. Smith has served as the Corporation’s President and Chief Executive Officer and as a member of the Corporation’s Board since October 1998. Mr. Smith also served as the Corporation’s interim principal financial officer from October 3, 2007 to November 12, 2007. From June 1997 to July 1998, Mr. Smith was Executive Vice President and General Manager of the Core Switching Division of Ascend Communications, Inc., a provider of wide area network switches and access data networking equipment. Mr. Smith was also a member of the board of directors of Ascend Communications, Inc. during that time. From April 1992 to June 1997, Mr. Smith served as President and Chief Executive Officer and a member of the board of directors of Cascade Communications Corp., a provider of wide area network switches.

Paul W. Chisholm has served as a director since October 2002. Mr. Chisholm has been Chairman and Chief Executive Officer of mindSHIFT Technologies, a provider of managed information technology infrastructure services, since September 2003. Since March 2001, Mr. Chisholm has been President of Paul Chisholm Inc., providing business and telecommunications consulting services to venture capital firms. From December 1996 to January 2001, Mr. Chisholm was President and Chief Executive Officer of COLT Telecom Group plc, a European-based provider of business communication services. From February 1995 to December 1996, Mr. Chisholm served as President of COLT and from July 1992 to February 1995 he served as Managing Director. Mr. Chisholm was a member of the board of directors of COLT from December 1996 to December 2005.

Robert E. Donahue has served as a director since July 2007. As of November 2007, Mr. Donahue became a member of the board of directors of Cybersource Corporation, a leading provider of electronic payment and risk management solutions. From August 2004 to November 2007, Mr. Donahue served as the President and Chief Executive Officer of Authorize.Net Holdings, Inc., a leading transaction processing company, before it was acquired by Cybersource Corporation in November 2007. Mr. Donahue also served as a member of Authorize.Net’s board of directors from January 2004 until November 2007. From October 2004 to June 2005, Mr. Donahue was a member of the board of directors of Concord Communications, Inc., a provider of automating technology for the Internet infrastructure. From November 2003 to January 2004, Mr. Donahue provided financial consulting services to KO Instruments, Inc., an electronic instruments manufacturer. From November 2002 until November 2003, Mr. Donahue was Vice President and General Manager, Americas After Market Solutions at Celestica, Inc., an electronics manufacturing services provider. From October 2000 to March 2002, Mr. Donahue was President and Chief Operating Officer of Manufacturers Services, Ltd., an electronics manufacturing services company. From January 1999 to October 2000, Mr. Donahue was the President and Chief Financial Officer at Manufacturers Services, Ltd. and from August 1997 to January 1999, he was the Chief Financial Officer of that company.

John W. Gerdelman has served as a director since September 1999. Since January 2004, Mr. Gerdelman has been the Executive Chairman of Intelliden Corporation, a company which he co-founded that provides software solutions that enable networks to operate more intelligently by automating network change management and enforcing business policy in network operations. From April 2002 through December 2003, Mr. Gerdelman was the Chief Executive Officer for Metromedia Fiber Networks during its bankruptcy reorganization. From January 2000 through March 2002, Mr. Gerdelman worked with several new ventures as Managing Member of Mortonsgroup, LLC. From April 1999 through December 1999, Mr. Gerdelman was President and Chief Executive Officer of USA.Net Inc. Previously, Mr. Gerdelman had served as an Executive Vice President at MCI Corporation. Mr. Gerdelman also serves on the boards of directors of Brocade Communications Systems, Inc., a storage area network company, APAC Customer Services, Inc., a provider of customer care and acquisition services, and Proxim Wireless Corp., a broadband municipal network provider.

There are no family relationships among any of the directors, nominees or executive officers of the Corporation. None of the corporations or other organizations referred to above with which a director or nominee has been employed or otherwise associated is a parent, subsidiary or other affiliate of the Corporation.

Corporate Governance

The Board has adopted Corporate Governance Guidelines, which include the charters of the Board committees and Sycamore’s Business Code of Ethics and Corporate Governance for directors, officers and employees. Sycamore’s corporate governance practices represent the Corporation’s firm commitment to corporate ethics, compliance with laws, financial transparency and reporting with objectivity and integrity. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, Board committees and selection of new directors. The Corporate Governance Guidelines are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Business Code of Ethics

The Corporation has a Business Code of Ethics, which is applicable to all directors, officers, employees and contractors of the Corporation. If the Corporation amends or waives the Business Code of Ethics with respect to a director or executive officer, it will make public disclosure of the amendment or waiver no later than four business days following such event by either posting the occurrence on the Corporation’s website or by filing a Current Report on Form 8-K (or other available document) with the Securities and Exchange Commission.

The Governance Guidelines, including the committee charters and the Business Code of Ethics are available in the Corporate Information section of the Corporation’s website at www.sycamorenet.com. Copies are also available in print to stockholders upon request, addressed to Sycamore Networks, Inc., Attn: Secretary, 220 Mill Road, Chelmsford, Massachusetts 01824.

Director Independence

The Board affirmatively determined that none of the following directors or nominees has a material relationship with the Corporation (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Corporation): Paul W. Chisholm, Robert E. Donahue, Paul J. Ferri, Timothy A. Barrows, Craig R. Benson and John W. Gerdelman. Furthermore, the Board determined that none of the members of any of the committees of the Board has a material relationship with the Corporation (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Corporation), including in the case of the members of the Audit Committee, the heightened independence standard required for such committee members set forth in the applicable SEC rules. In determining independence, the Board has been and will be guided by the definitions of “independent director” in the listing standards of the NASDAQ Global Stock Market and applicable laws and regulations.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board by mail. To communicate with the Board, any individual director or any group or committee, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at Sycamore Networks, Inc., 220 Mill Road, Chelmsford, Massachusetts 01824.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporation’s Secretary for the sole purpose of determining whether the contents represent a message to the Corporation’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee, the Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

In addition, although the Corporation does not have a policy requiring director attendance at annual meetings, each of the Corporation’s directors is invited and encouraged to attend the Annual Meeting. One of the Corporation’s directors was in attendance at the fiscal 2006 Annual Meeting.

Board of Directors and Committees

During fiscal year 2007, the Board held 15 meetings. No director attended fewer than 75% of such meetings of the Board and the committees on which he serves. The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. The Board has determined that all of the current and former members of each of the Board’s three standing committees are independent as defined by the applicable listing requirements of the NASDAQ Global Stock Market. The members of the standing committees as of July 31, 2007 are identified in the following table:

Name of Director	Audit Committee	Compensation Committee	Nominating Committee
Gururaj Deshpande (1)
Daniel E. Smith
Robert E. Donahue (2)
Paul W. Chisholm	Chair		X
Paul J. Ferri (3)	X	Chair(4)
John W. Gerdelman	X	X(4)	X

(1)	Effective August 1, 2007, Mr. Deshpande resigned as an employee of the Corporation. Mr. Deshpande continues to serve as Chairman of the Board.
(2)	Mr. Donahue was elected to the Board on July 30, 2007. He replaced Timothy A. Barrows, who was not nominated for re-election at the 2006 Annual Meeting. Effective August 29, 2007, Mr. Donahue was appointed to serve on the Audit Committee and the Compensation Committee.
(3)	Mr. Ferri resigned as a Class II director effective October 15, 2007. Craig R. Benson, who has been nominated to serve as a Class II director, was appointed to fill the vacancy created by Mr. Ferri’s resignation.
(4)	In August 2007, Mr. Gerdelman was elected Chairman of the Compensation Committee.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, reviews the professional services provided by the Corporation’s independent registered public accounting firm, the independence of such independent registered public accounting firm from the Corporation’s management and the Corporation’s annual and quarterly financial statements. The Audit Committee also reviews such other matters with respect to the Corporation’s accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. Mr. Gerdelman currently serves as the Financial Expert of the Audit Committee, as defined by rules of the Commission enacted under Section 407 of the Sarbanes-Oxley Act of 2002. During fiscal 2007, the Audit Committee held thirty-nine meetings. The Audit Committee is governed by a charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of the Corporation’s website at www.sycamorenet.com. A copy of the charter is also available in print to stockholders upon request, addressed to Sycamore Networks, Inc., Attn: Secretary, 220 Mill Road, Chelmsford, Massachusetts 01824. For additional information concerning the Audit Committee, see “Report of the Audit Committee” later in this Proxy Statement.

Compensation Committee

The Compensation Committee is responsible for reviewing the compensation for executive officers, approving salary and bonus levels for these individuals as well as all restricted stock awards and option grants under the Corporation’s stock plans. The objectives of the Compensation Committee are to ensure that executive officer compensation correlates with the Corporation’s business objectives and financial performance, and to enable the Corporation to attract, retain and reward executive officers who contribute to the long-term success of the Corporation. The Compensation Committee seeks to reward executives in a manner consistent with the Corporation’s short-term and long-term performance goals and to recognize individual initiative and achievement among executive officers. The Compensation Committee is also responsible for reviewing and approving all of the Corporation’s equity compensation awards. The Compensation Committee has the authority to retain and terminate any compensation consultant the Committee may use to assist in the evaluation of executive officer and director compensation. Although the Compensation Committee may consider the recommendations of the Chief Executive Officer and other executive officers in determining executive compensation, the Committee retains overall responsibility for the compensation of executive officers. During fiscal 2007, the Compensation Committee held ten meetings. For additional information concerning the Compensation Committee, see the “Compensation Committee Report” and the “Compensation Discussion and Analysis” later in this Proxy Statement. In February 2007, the Compensation Committee adopted a charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of the Corporation’s website at www.sycamorenet.com. A copy of the charter is also available in print to stockholders upon request, addressed to Sycamore Networks, Inc., Attn: Secretary, 220 Mill Road, Chelmsford, Massachusetts 01824.

Nominating Committee

The functions of the Nominating Committee include the following:

•	identifying and recommending to the Board individuals qualified to serve as directors of the Corporation;

•	recommending to the Board directors to serve on committees of the Board; and

•	advising the Board with respect to matters of Board composition and procedures.

The Nominating Committee is governed by a charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of the Corporation’s website at www.sycamorenet.com. A copy of the charter is also available in print to stockholders upon request, addressed to Sycamore Networks, Inc., Attn: Secretary, 220 Mill Road, Chelmsford, Massachusetts 01824.

The Nominating Committee met on five occasions during fiscal 2007.

The Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of that person’s ownership of the Corporation’s stock, including the number of shares owned and the length of time of ownership; and

•

The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Corporation and the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to the Corporate Secretary and must be received by the Corporate Secretary not less than 120 calendar days prior to the anniversary date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. The Annual Meeting date represents a change of more than 30 days from the anniversary of the Corporation’s 2006 Annual Meeting of Stockholders and, as a result, the Corporation set a new deadline of October 19, 2007 for the receipt of any stockholder proposals submitted for inclusion in the Corporation’s proxy materials for the Annual Meeting. The Nominating Committee did not receive any stockholder nominee recommendations for the 2007 Annual Meeting.

The Nominating Committee believes that the minimum qualifications for serving as a director of the Corporation are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of the business and affairs of the Corporation and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate's specific knowledge, experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Corporation.

The Nominating Committee may use any number of methods to identify potential nominees, including personal, management, and industry contacts, recruiting firms and, as described above, candidates recommended by stockholders. The Nominating Committee did not engage any third party recruiting firms to identify nominees in fiscal 2007.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee would contact the person. Generally, if the person expressed a willingness to be considered and to serve on the Board, the Nominating Committee would request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate, may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments and may seek management input on the candidate. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Special Litigation Committee

The Special Litigation Committee is a temporary committee of the Board that was created to determine whether and on what terms the Corporation should enter into any agreement to settle a securities class action pending against the Corporation. Mr. Chisholm and Mr. Gerdelman, each an independent director who is not a defendant in the litigation, serve on the Special Litigation Committee. During fiscal 2007, the Special Litigation Committee did not hold any meetings.

Recommendation of the Board of Directors

The Board unanimously recommends a vote FOR the election of each of the nominees listed above.

PROPOSAL NO. 2

TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND SYCAMORE’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF ITS OUTSTANDING COMMON STOCK AT A RATIO OF (I) ONE-FOR-FIVE, (II) ONE-FOR-SEVEN, OR (III) ONE-FOR-TEN, TOGETHER WITH A CORRESPONDING REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF SYCAMORE COMMON STOCK AND CAPITAL STOCK, AT ANY TIME PRIOR TO THE DATE OF SYCAMORE’S 2008 ANNUAL MEETING OF STOCKHOLDERS, WITHOUT FURTHER APPROVAL OR AUTHORIZATION OF SYCAMORE’S STOCKHOLDERS

General

The Corporation is asking its stockholders to approve an amendment to Sycamore’s Amended and Restated Certificate of Incorporation in the form set forth in Annex A to this Proxy Statement (the “Amendment”), providing for a reverse stock split of Sycamore’s outstanding common stock, par value $0.001 (the “reverse stock split” or “reverse split”), and a corresponding reduction in Sycamore’s 2,500,000,000 shares of common stock and 2,505,000,000 shares of capital stock authorized (the “authorized stock reduction”), which the Board of Directors, in its discretion, would be authorized to implement in one of the following manners (each, an “Approved Option” and collectively, the “Approved Options”):

Reverse Split Ratio	Authorized Shares of Common Stock	Authorized Shares of Capital Stock
1-for-5	500,000,000	505,000,000
1-for-7	357,142,857	362,142,857
1-for-10	250,000,000	255,000,000

A vote “FOR” Proposal No. 2 will constitute your approval of the Amendment and the authorization for the Board of Directors, in its discretion, to effect a reverse stock split and a corresponding authorized stock reduction at each of the Approved Options. If stockholders approve Proposal No. 2, the Board of Directors will have the authority, but not the obligation, to effect the reverse stock split and the corresponding authorized stock reduction at any time prior to the date of the 2008 Annual Meeting of Stockholders, without further approval or authorization of stockholders. If the Board of Directors elects to effect a reverse stock split and corresponding authorized stock reduction pursuant to one of the Approved Options, the Board of Directors will be deemed to have abandoned its authorization related to the other Approved Options. The Board of Directors may elect to implement the reverse stock split only with the corresponding authorized stock reduction provided in the Approved Options.

If Proposal No. 2 is approved by stockholders, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that implementing a reverse stock split is in the best interests of Sycamore and its stockholders. The determination as to whether the reverse stock split will be effected and, if so, pursuant to which Approved Option, will be based upon those market or business factors deemed relevant by the Board of Directors at that time, including:

•	existing and expected marketability and liquidity of Sycamore’s common stock;

•	prevailing stock market conditions;

•	business developments affecting Sycamore;

•	Sycamore’s actual or forecasted results of operations; and

•	the likely effect on the market price of Sycamore’s common stock.

If the Board of Directors determines to implement the reverse stock split, Sycamore intends to issue a press release announcing the terms and effective date of the reverse stock split and the corresponding authorized stock reduction before it files the Amendment with the Delaware Secretary of State. If the Board determines not to implement a reverse stock split prior to the date of the 2008 Annual Meeting of Stockholders, the Board authorization granted by stockholders pursuant to this Proposal No. 2 would be deemed abandoned and without any further effect. In that case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable.

On October 18, 2007, the Board of Directors adopted resolutions declaring advisable and approving the Amendment providing for a reverse stock split and corresponding authorized stock reduction pursuant to each of the Approved Options, subject to stockholder approval, and authorizing any other action that the Board of Directors may deem necessary to implement the reverse stock split and corresponding authorized stock reduction, without further approval or authorization of stockholders, at any time prior to the date of the 2008 Annual Meeting of Stockholders. Under Delaware Corporate Law, approval of the Amendment requires the affirmative vote of the holders of shares of Sycamore common stock representing a majority of the votes of all of the shares outstanding as of the record date and entitled to vote on the proposal.

Purpose of the Reverse Stock Split and Authorized Stock Reduction

The primary purpose of the reverse stock split is to increase proportionately the per share trading price of Sycamore’s common stock. The Board of Directors believes that doing so may improve the perception of Sycamore common stock as an investment and enable Sycamore common stock to appeal to a broader range of investors. Sycamore believes that a number of institutional investors may be unwilling to invest, and in some cases, have internal policies prohibiting them from investing, in lower priced stocks. Sycamore also believes that many brokerage firms may be reluctant to recommend lower priced stocks to their clients. Because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of Sycamore’s common stock can result in stockholders paying transaction costs that are a higher percentage of their total share value than would be the case if Sycamore’s common stock were priced substantially higher. This may limit the willingness of investors to purchase Sycamore common stock. By effecting a reverse stock split, Sycamore believes it may be able to raise the trading price of its common stock to a level at which Sycamore’s common stock could be viewed more favorably by potential investors. If the reverse stock split results in an increased trading price and increased investor interest, the Board of Directors believes that stockholders may benefit from improved trading liquidity of Sycamore’s common stock.

An additional purpose of the reverse stock split is to reduce proportionately the number of shares of Sycamore common stock issued and outstanding. At November 1, 2007, a total of 282,991,049 shares of common stock were issued and outstanding. The Board of Directors believes that a reduction in the number of shares outstanding through a reverse stock split may permit a more meaningful comparison by investors of Sycamore’s results of operations in the future, particularly relating to period-to-period comparisons of per share net loss or net earnings measures. In connection with the reduction in number of shares of Sycamore common stock issued and outstanding pursuant to the reverse stock split, the Board of Directors believes it advisable to amend the Amended and Restated Certificate of Incorporation to reduce correspondingly Sycamore’s authorized capital stock and common stock.

If approved by stockholders, the Board will consider those market or business factors that it deems relevant in determining whether, when and at which Approved Option to implement a reverse stock split. These factors, including the stock market conditions and the trading price of Sycamore’s common stock, are dynamic and subject to fluctuation. Given the time and expense associated with convening a special meeting of stockholders, which would be required to consider a reverse stock split at a later time, the Board of Directors has determined that it is most efficient to seek stockholder approval of a reverse stock split for each Approved Option at this Annual Meeting.

Effect of the Reverse Stock Split and Authorized Stock Reduction

If approved by stockholders and implemented by the Board of Directors, as of the effective time of the Amendment, each issued and outstanding share of Sycamore common stock would immediately and automatically be reclassified and reduced into one-fifth, one-seventh or one-tenth of a share of Sycamore common stock, depending upon the Approved Option selected by the Board.

Except to the extent that the reverse stock split would result in any stockholder receiving cash in lieu of fractional shares described below, the reverse stock split will not:

•	affect any stockholder’s percentage ownership interest in Sycamore;

•	affect any stockholder’s proportionate voting power;

•

substantially affect the voting rights or other privileges of any stockholder, unless the stockholder holds fewer than five, seven or ten shares of Sycamore common stock, in which case, depending upon the Approved Option, such stockholder would receive cash for all of his or her Sycamore common stock held before the reverse stock split and would cease to be a Sycamore stockholder following the reverse stock split; or

•	alter the relative rights of common stockholders, warrant holders or holders of equity compensation plan awards.

Depending upon the Approved Option selected by the Board of Directors, the principal effects of the reverse stock split will be that:

•	the number of shares of common stock issued and outstanding will be reduced by a factor of five, seven or ten;

•	for outstanding stock options, the per share exercise price will be increased by a factor of five, seven or ten, and the number of shares issuable upon exercise will be reduced by the same factor;

•

for all outstanding restricted stock awards, restricted stock units, performance share units, warrants and other convertible or exercisable equity instruments entitling the holders to purchase shares of Sycamore common stock, the number of shares issuable will be reduced by a factor of five, seven or ten; and

•	the number of shares authorized and reserved for issuance under Sycamore’s existing equity compensation plans and employee stock purchase plan will be reduced by a factor of five, seven or ten.

If the reverse stock split is implemented, the Amendment also would proportionately reduce the number of shares of Sycamore common stock and capital stock authorized under Sycamore’s Amended and Restated Certificate of Incorporation. The Amendment would not proportionately reduce the number of shares of Sycamore preferred stock authorized, which will remain at 5,000,000. Depending upon the Approved Option used in the reverse stock split, the 2,500,000,000 shares of Sycamore common stock and 2,505,000,000 shares of Sycamore capital stock currently authorized would be reduced as follows:

Reverse Split Ratio	Authorized Shares of Common Stock	Authorized Shares of Capital Stock
1-for-5	500,000,000	505,000,000
1-for-7	357,142,857	362,142,857
1-for-10	250,000,000	255,000,000

Sycamore’s common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and Sycamore is subject to the periodic reporting and other requirements thereof. Following the effective time of the reverse stock split, Sycamore will continue to be subject to these periodic reporting and other requirements.

Fractional Shares

Stockholders will not receive fractional shares in connection with the reverse stock split. Instead, Sycamore’s transfer agent will aggregate all fractional shares collectively held by Sycamore stockholders into whole shares and arrange for them to be sold on the open market. Stockholders otherwise entitled to fractional shares will receive a cash payment in lieu thereof in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date the stockholder receives his or her cash payment. The proceeds will be subject to certain taxes as discussed below.

Stockholders holding fewer than the following number of shares of Sycamore common stock will receive only cash in lieu of fractional shares and will no longer hold any shares of Sycamore common stock as of the effective time of the Amendment:

•	five shares, assuming a one-for-five reverse stock split;

•	seven shares, assuming a one-for-seven reverse stock split; and

•	ten shares, assuming a one-for-ten reverse stock split.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effective Time and Implementation of the Reverse Stock Split and Authorized Stock Reduction

The effective time for the reverse stock split and the corresponding authorized stock reduction will be the date on which Sycamore files the Amendment with the office of the Delaware Secretary of State or such later date and time as specified in the Amendment, provided that the effective date must precede the date of the 2008 Annual Meeting of Stockholders.

Sycamore will notify its stockholders as to the filing of the Amendment as soon as practicable after the date thereof. Sycamore intends, at such time, to request that stockholders surrender to Sycamore’s transfer agent, Computershare Trust Company, their certificates representing shares of pre-reverse stock split Sycamore common stock in exchange for the applicable number of shares of post-reverse stock split common stock, together with any cash payment in lieu of fractional shares. In lieu of issuing new certificates representing shares of post-reverse stock split common stock Sycamore intends to reflect all exchanges using book-entry shares. Stockholders wishing to receive certificates representing their post-reverse stock split common stock will be able to specifically request new certificates instead of book-entry shares. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for book-entry shares representing shares of post-reverse stock split common stock. Stockholders who do not have stock certificates for surrender and exchange will have their accounts automatically adjusted in order to reflect the number of shares of common stock they hold as a consequence of the reverse stock split.

STOCKHOLDERS SHOULD NOT SURRENDER OR DESTROY ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the par value of a share of Sycamore’s common stock. As a result of the corresponding authorized stock reduction, however, at the effective time of the reverse stock split, the stated capital attributable to common stock on Sycamore’s balance sheet will be reduced proportionately based on the Approved Option (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, Sycamore’s stockholders are not entitled to appraisal rights with respect to the reverse stock split.

Certain Risks Associated with the Reverse Stock Split

Before voting on this Proposal No. 2, you should consider the following risks associated with the implementation of the reverse stock split:

•

Effecting the reverse stock split may not attract institutional or other potential investors to purchase Sycamore’s common stock, or result in a sustained market price that is high enough to overcome the investor policies and practices, and other issues relating to investing in lower priced stock described in “Purpose of the Reverse Stock Split” above.

•

The price per share of Sycamore’s common stock after the reverse stock split may not reflect the Approved Option implemented by the Board of Directors and the price per share following the effective time of the reverse stock split may not be maintained for any period of time following the reverse stock split. For example, based on the closing price of Sycamore’s common stock on November 1, 2007 of $4.05 per share, if the reverse stock split was implemented at an Approved Option of 1-for-10, there can be no assurance that the post-split trading price of Sycamore’s common stock would be $40.50, or even that it would remain above the pre-split trading price. Accordingly, the total market capitalization of Sycamore’s common stock following a reverse stock split may be lower than before the reverse stock split.

•	The trading liquidity of Sycamore’s common stock could be adversely affected by the reduced number of shares outstanding after a reverse stock split.

If a reverse stock split is implemented by the Board of Directors, some stockholders may consequently own less than 100 shares of Sycamore common stock. A purchase or sale of less than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares following the reverse stock split may be required to pay higher transaction costs if they should then determine to sell their shares of Sycamore common stock.

Certain United States Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain United States federal income tax consequences of the proposed reverse stock split generally applicable to beneficial holders of shares of Sycamore’s common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets (generally, property held for investment). This discussion does not address all United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	real estate investment trusts or regulated investment companies;

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	holders that are liable for the alternative minimum tax under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”);

•	holders that acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services;

•	holders that will hold Sycamore’s shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	holders that have a “functional currency” other than the U.S. dollar;

•	holders that own or are deemed to own ten percent or more of Sycamore’s voting shares; or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, and beneficial owners in such partnerships or other entities.

The following summary is based upon the provisions of the Internal Revenue Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its own tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split.

Exchange Pursuant to Reverse Stock Split

No gain or loss will be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split, except to the extent of cash, if any, received in lieu of fractional shares. See “Cash in Lieu of Fractional Shares” below. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split, including any fractional share deemed to have been received, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor. The basis of each individual post-reverse stock split share received will be determined by reference to the basis of the pre-reverse stock split shares exchanged therefor. The holding period (or periods) of the post-reverse stock split shares will be determined by reference to the holding period (or periods) of the pre-reverse stock split shares exchanged therefor. Stockholders that acquired different blocks of pre-reverse stock split shares at different times or prices are urged to consult with their own tax advisors regarding the determination of their tax basis and holding period (or periods) under applicable Treasury Regulations in the post-reverse stock split shares received in exchange.

Cash in Lieu of Fractional Shares

A holder of pre-reverse stock split shares that receives cash in lieu of a fractional share of post-reverse stock split shares should generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption by the Company. The amount of any gain or loss should be equal to the difference between the portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute long-term capital gain or loss if the holder’s holding period for such pre-reverse stock split shares exceeds one year at the time of the reverse stock split. Deductibility of capital losses by holders is subject to limitations.

Board Discretion to Implement the Reverse Stock Split and Authorized Stock Reduction

If Proposal No. 2 is approved by stockholders, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that a reverse stock split is in the best interests of Sycamore and its stockholders. The Board’s determination as to whether the reverse stock split will be effected and, if so, at which Approved Option, will be based upon certain factors, including existing and expected marketability and liquidity of Sycamore’s common stock, prevailing stock market conditions, business developments affecting Sycamore, actual or forecasted results of operations and the likely effect on the market price of Sycamore’s common stock.

If the Board of Directors determines to implement the reverse stock split, Sycamore intends to issue a press release announcing the Approved Option, the record date and the effective date of the reverse stock split before it files the Amendment with the Delaware Secretary of State. If the Board does not implement a reverse stock split and corresponding authorized stock reduction prior to the date of the 2008 Annual Meeting of Stockholders, the authorization granted by stockholders pursuant to this Proposal No. 2 would be deemed abandoned and without any further effect. In that case, the Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems it to be advisable.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that Sycamore stockholders vote FOR the authorization of the Board of Directors, in its discretion, to amend Sycamore’s Amended and Restated Certificate of Incorporation to effect the reverse stock split and the authorized stock reduction in accordance with this Proposal No. 2, at any time prior to the date of Sycamore’s 2008 Annual Meeting of Stockholders, without further approval or authorization from Sycamore’s stockholders.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

General

The Board has selected PricewaterhouseCoopers LLP as its independent registered public accounting firm to audit the financial statements of the Corporation for the fiscal year ending July 31, 2008. PricewaterhouseCoopers LLP has acted as the Corporation’s independent registered public accounting firm since the Corporation’s inception. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. If the stockholders do not ratify the Board’s selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for fiscal year 2008, the Board will reconsider the matter at its next meeting.

Principal Accountant Fees and Services

The following is a summary of the fees billed to the Corporation by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended July 31, 2007 and July 31, 2006:

Fee Category	Fiscal 2007 Fees	Fiscal 2006 Fees
Audit Fees	$1,033,323	$460,000
Audit-Related Fees	64,622	855,200
Tax Fees	69,442	129,300

Total Fees	$1,167,387	$1,444,500

Audit Fees. Consists of fees billed for professional services rendered for the integrated audit of the Corporation’s financial statements and of its internal control over financial reporting for the fiscal years ended July 31, 2007 and July 31, 2006, and for reviews of the interim financial statements included in the Corporation’s quarterly reports on Form 10-Q.

Audit-Related Fees. Consists of fees billed for professional services rendered for audit-related services including consultations on other financial accounting and reporting related matters. Audit-related fees for the fiscal year ended July 31, 2006 include fees in connection with the independent investigations into stock option accounting conducted under the direction of the Audit Committee. Audit-related fees for the fiscal year ended July 31, 2007 include audits in connection with the Corporation’s acquisition of Eastern Research, Inc.

Tax Fees. Consists of fees billed for professional services relating to tax compliance and other tax services including tax planning and advisory services.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the estimates for audit, audit-related fees and tax fees for fiscal 2007 and 2006 were pre-approved.

Recommendation of the Board of Directors

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis summarizes the Corporation’s philosophy and objectives regarding the compensation of its named executive officers, including how the Corporation determines the elements and amounts of compensation for these executive officers. The Compensation Committee of the Board (the “Compensation Committee”) is responsible for determining, establishing and approving each element of compensation, including salary and all bonus, incentive, equity and other compensation for the Corporation’s named executive officers. The Compensation Committee acts under a written charter that was adopted by the Board, which sets forth its responsibilities and duties, as well as requirements for the Compensation Committee’s composition and meetings. A copy of the charter is available in the Investor Relations section of the Corporation’s corporate web site at www.sycamorenet.com.

For purposes of this Proxy Statement, the term “named executive officer” refers to all individuals who were serving or have served as the Corporation’s Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as those current and former executive officers who are required to be listed in the Summary Compensation Table later in this Proxy Statement. The discussion and analysis that follows should be read in conjunction with the Corporation’s tabular disclosures for the year ended July 31, 2007 and the “Compensation Committee Report” later in this Proxy Statement.

Philosophy and Objectives

Sycamore operates in the highly competitive and rapidly changing telecommunications industry. The Corporation’s compensation program for named executive officers is designed to focus the activities and energies of executive officers on the achievement of short-term and long-term objectives of the Corporation and to attract and retain executive officers who possess the skills, knowledge and experience required to effectively manage the Corporation. The Compensation Committee seeks to attract, retain and motivate executive officers through a total compensation package that consists primarily of (i) base salary, (ii) annual variable cash incentive arrangements and (iii) long-term, equity-based incentives in the form of stock options. Additional components of the Corporation’s compensation program for named executive officers include participation in benefit plans that are generally available to all employees, severance provisions and, on a case-by-case basis, change in control benefits.

The Compensation Committee’s executive compensation determinations are based on a review of many factors including market information from published survey data, the Corporation’s financial and strategic achievements over the past year, expectations for the current year, and the compensation practices of companies in the Corporation’s industry. Each of these factors is weighed to determine whether the Corporation’s compensation structure: (a) is competitive in the industry; (b) motivates executive officers to achieve the Corporation’s business objectives; and (c) sufficiently aligns the interests of executive officers with the long-term interests of stockholders. The Compensation Committee’s goal is to set executive officer total compensation at levels that are generally comparable to the market data, consistent with the goals of the Corporation, and appropriate in light of the executive’s experience level and expected contribution to the Corporation. The Compensation Committee typically targets total compensation for executive officers at or above the median of the market data from comparable companies, although actual compensation for an executive officer may be higher or lower than the targeted positioning depending on such factors as the individual performance of the executive, the Corporation’s actual financial performance during the year, intensity of competition and general market conditions, the experience level, responsibilities and expected future contribution of the executive, and the importance of each position to the Corporation. The Compensation Committee typically does not rely solely upon rigid, pre-determined formulas for determining executive compensation and may consider any factor that it deems pertinent to its executive compensation decisions.

Role of the Chief Executive Officer in Determining Executive Compensation and Benchmarking Data

The Corporation generally has followed a consistent process over the years for determining executive compensation for executive officers. At the conclusion of each fiscal year, the Corporation’s Chief Executive Officer, Daniel E. Smith, with the assistance of the Human Resources Department, considers the compensation of executives in similar positions at the Corporation’s peer group (identified below) and other comparable companies using, among other things, market surveys which generally report a range for each position, SEC filings by executive officers and proxy statements filed by comparable companies, and other available market data and analysis. Mr. Smith then provides recommendations for adjustment or maintenance of salary, bonus and equity levels for each individual executive officer, excluding himself, based on a qualitative and quantitative review of the peer group and market data, as well as consideration of other factors such as the executive’s individual performance, experience level and role, the Corporation’s financial performance during the prior fiscal year, and market conditions the Corporation expects to face in the current fiscal year. The Compensation Committee reviews this information in light of its own current experience, access to compensation information and experience at other companies and on other boards. The Compensation Committee historically has given considerable weight to Mr. Smith’s recommendations based on his direct knowledge of the executive’s performance and contributions to the Corporation. The Compensation Committee considers these factors, as well as any other factors it may deem relevant to its executive compensation determinations, and sets the compensation for the Corporation’s named executive officers.

In determining the compensation for named executive officers for fiscal 2007, Mr. Smith and the Compensation Committee considered external market data and publicly available information from a peer group of comparable companies. The market data was compiled from a variety of sources and focused on, among other things, the cash components of compensation for executives. The peer group data was collected primarily from companies in our industry against which the Corporation competes directly for talent. Qualitative assessments of the peer group data were then made taking into account such factors as market capitalization, business complexity, revenue, number of employees, geographic location and other factors. For fiscal 2007, the Corporation’s peer group was comprised of the following companies:

•     3Com Corporation

•     Akamai Technologies, Inc.

•     Applied Micro Circuits Corp.

•     Avanex Corp.

•     Avici Systems, Inc.

•     Brocade Communications Systems, Inc.

•     Ciena Corporation

•     Cisco Systems, Inc.

•     Enterasys Networks, Inc.

•     Extreme Networks, Inc.

•     Foundry Networks, Inc.

•     JDS Uniphase Corp.

•     Juniper Networks, Inc.

•     Level 3 Communications, Inc.

•     Lucent Technologies, Inc.

•     McData Corp.

•     Nortel Networks Corp.

•     Redback Networks, Inc.

•     Sonus Networks, Inc.

•     Tellabs, Inc.

•     Zhone Technologies, Inc.

Each of these companies possessed one or more attributes that the Compensation Committee considers relevant to the Corporation’s executive compensation determinations. Historically, the Compensation Committee has targeted total direct compensation for executive officers at approximately the median of the competitive market data at time of hire and gradually made adjustments to levels above the median as the executive demonstrates performance and assumes additional responsibilities over time. The Compensation Committee believes that this methodology has proven effective as a means of addressing competitive concerns at time of hire while also providing the flexibility to allow for future increases when circumstances dictate that additional compensation is necessary to retain or recognize the contributions and performance of the executive officer.

Mr. Smith and the Compensation Committee use the peer group and market data as an indication of current market practices, but recognize that additional factors must be considered in setting the compensation for executive officers. Accordingly, actual target compensation for named executive officers may vary from the market and peer group data based on a variety of factors such as the Corporation’s actual financial performance during the prior year, the experience level, responsibilities and expected future contribution of the executive, the importance of each position to the Corporation relative to the Corporation’s peer companies, general market conditions, and issues relating to recruitment and retention of key executives. In any given year, other considerations may be relevant to the Compensation Committee’s executive compensation determinations. For example, in setting the target compensation for executive officers for fiscal 2007, among the factors considered by the Compensation Committee were the added complexities and responsibilities associated with executive positions due to the substantial increase in employee numbers as a result of the Corporation’s acquisition of Eastern Research, Inc. As another example, due to the investigation of historical stock option grant practices at the Corporation during fiscal 2007, the Compensation Committee was unable to issue stock options to employees, including to named executive officers, for virtually the entire fiscal year.

Role of Compensation Consultants

In performing its duties, the Compensation Committee may obtain input, as it deems necessary, from outside professional consulting firms retained directly by the Compensation Committee. The Compensation Committee did not retain an outside professional consulting firm to conduct a competitive review and assessment of the Corporation’s executive compensation program for fiscal 2007. However, for fiscal 2008, the Compensation Committee engaged the services of Radford Surveys+Consulting (“Radford”) to conduct a competitive review and assessment of the Corporation’s executive compensation. Please see “Role of Consultants and Fiscal 2008 Compensation” later in this Proxy Statement for additional information regarding Radford’s role in determining the fiscal 2008 compensation for executive officers.

Chief Executive Officer Compensation

Mr. Smith has served as the Corporation’s President and Chief Executive Officer since October 1998. Consistent with his requests in previous years, Mr. Smith asked that the Compensation Committee refrain from increasing his compensation for fiscal 2007. Accordingly, Mr. Smith’s base salary remained unchanged from prior years and was set at $100,000. In addition, the Compensation Committee did not establish a performance bonus plan for Mr. Smith and he did not receive any other bonus in fiscal 2007. Upon review of Mr. Smith’s long-term equity incentives, the Compensation Committee determined that Mr. Smith’s current stock holdings adequately aligned his interests with those of the stockholders and therefore Mr. Smith was not granted any stock options or restricted stock awards in fiscal 2007. See “Security Ownership of Certain Beneficial Owners and Management” later in this Proxy Statement for information on Mr. Smith’s current stock holdings.

Given Mr. Smith’s requests not to increase his compensation, the Compensation Committee traditionally has not used Mr. Smith’s compensation package as a benchmark against which to measure the compensation packages of other named executive officers. Although internal equity considerations are a factor in determining the compensation packages for executive officers, the Compensation Committee has determined that evaluating the compensation of the Corporation’s other executive officers against Mr. Smith’s compensation would be inappropriate given his substantial equity holdings in the Corporation and his requests regarding his compensation. For this same reason, most of the principles and objectives outlined in this compensation discussion and analysis are directed at compensation determinations for named executive officers other than Mr. Smith. The Compensation Committee may make adjustments to Mr. Smith’s compensation in the future, based upon the comparative compensation of chief executive officers in the Corporation’s industry, and other factors the Committee may deem pertinent to Mr. Smith’s compensation, which may include the financial performance of the Corporation and Mr. Smith’s success in meeting strategic goals.

Elements of Compensation and Allocation

The principal components of the compensation packages for the Corporation’s named executive officers consist of (i) base salary, (ii) variable cash incentives tied to objectives of the Corporation, and (iii) long-term incentive compensation in the form of stock options. The Compensation Committee believes that each of these elements is essential to attracting and retaining experienced and motivated executive officers who are able to successfully manage the operations, strategic direction and financial performance of the Corporation, particularly given the intensely competitive and rapidly changing telecommunications industry in which the Corporation operates.

In evaluating the overall mix of compensation for named executive officers, the Compensation Committee typically does not rely on pre-determined formulas for weighting different elements of compensation or for allocating between long-term and short-term compensation, but instead strives to develop comprehensive compensation packages that emphasize attainment of short-term and long-term objectives of the Corporation and are reflective of the executive’s abilities, experience level and contributions to the Corporation. Although there are no set formulas for allocating among components, the Compensation Committee generally endeavors to provide executives with meaningful levels of variable incentives, and long-term equity-based incentives in particular, so that executives with the highest levels of responsibility have the greatest amount of compensation at risk. Accordingly, while the Compensation Committee generally has limited the relative difference in base salaries among the Corporation’s executive officers, the Committee’s practice has been to target variable compensation in amounts that vary based on the executive’s scope of responsibility and the expected contributions of the executive. Consistent with that philosophy, in 2007 the Compensation Committee weighted the variable components of compensation more heavily in determining the compensation for the positions of Chief Financial Officer, Vice President of Systems and Technology and Vice President of Worldwide Sales and Support than for other executive positions. These roles were held by Richard J. Gaynor, Kevin J. Oye and John B. Scully, respectively, in fiscal 2007.

Base Salaries

Base salaries for named executive officers are evaluated annually to reflect the executive’s experience, skills, knowledge, and overall performance, as well as competitive market conditions. In establishing base salary, the Compensation Committee considers a number of factors including: (i) the base salaries of executive officers in the Corporation’s peer group companies; (ii) the recommendations of Mr. Smith based on his evaluations of officer performance; (iii) scope of responsibilities and years of experience; (iv) principles of internal equity among executive officers; (v) expected contribution to the Corporation; and (vi) current and expected future market conditions. The Compensation Committee also reviews the skills and performance level of the individual executive relative to targeted performance criteria for the prior year and actual corporate performance in prior periods. The base salary of an executive officer is evaluated together with the other components of his or her compensation to ensure that the executive’s total compensation is consistent with the Corporation’s overall compensation philosophy.

The Compensation Committee allocated a substantial portion of total cash compensation to named executive officers in the form of base salary in fiscal 2007. With respect to Messrs. Gaynor, Oye and Alan R. Cormier, the Compensation Committee approved annual base salaries of $265,000, $255,000 and $220,000, respectively, for fiscal 2007. These adjusted base salaries were recommended by the Chief Executive Officer and represented an increase of 13.7% for Mr. Gaynor, 13.8% for Mr. Oye, and 10% for Mr. Cormier over fiscal 2006 base salaries. The Compensation Committee determined that the increases were appropriate based on analysis of the peer review and market data, as well as the Corporation’s fiscal 2006 performance and the individual performance of the executives. In addition, issues relating to retention of executive officers during a period when the Corporation was in the process of undertaking certain key strategic initiatives were also a factor supporting the increases. For example, in the case of Mr. Gaynor and Mr. Oye, the Compensation Committee considered that each was set to play a critical role in the Corporation’s integration with Eastern Research, Inc. and in the design, creation and implementation of the Corporation’s research development center in China in setting their base compensation. In the case of Mr. Cormier, the Corporation’s General Counsel, the Compensation Committee considered the re-initiation of the investigation into historical stock option grant practices at the Corporation and certain pending legal and regulatory matters as factors supporting the increase to his base salary. As noted above, Mr. Smith’s base salary remained unchanged from prior years and was set at $100,000. Mr. Scully’s annual base salary was set at an annualized rate of $230,000 in connection with his initial employment at the Corporation and was reflective of the Corporation’s recruitment efforts and desire to obtain his services as Vice President of Worldwide Sales and Support.

Based on a review of the market and peer group data, annual base salaries for the Corporation’s named executive officers (other than our Chief Executive Officer) generally fell within the targeted range for base compensation. With respect to Mr. Oye, whose base salary was at slightly above the targeted range of the market and peer group data, the Compensation Committee determined that setting his base salary at the high end of the range was appropriate given his experience level, extensive responsibilities and multiple roles at the Corporation, which include research and development, product marketing and management, as well as business development and product strategy. Mr. Smith’s base salary was well below the twenty-fifth percentile of the surveyed data. The Compensation Committee intends to continue to review base salaries on an annual basis and will adjust compensation appropriately in order to attract and retain executives who manage the Corporation effectively.

Variable Cash Compensation

The Compensation Committee uses annual variable cash compensation incentive arrangements in the form of target bonuses to focus the activities and energies of named executive officers toward the accomplishment of the Corporation’s financial and strategic goals. Because awards granted under these arrangements are performance-based, the targets set by the Compensation Committee encourage executive officers to help the Corporation meet and exceed its current and future financial and strategic goals, while also providing appropriate rewards for individual performance. The variable cash compensation arrangements for the Corporation’s named executive officers for fiscal 2007 were evaluated, discussed and approved by the Compensation Committee based on an analysis of the competitive compensation data and input from the Chief Executive Officer.

For the past several years, the Compensation Committee has implemented target bonuses only for executives serving in the positions of Chief Financial Officer and Vice President of Systems and Technology, and implemented a separate variable incentive arrangement for the position of Vice President of Worldwide Sales. In establishing the amount of the target incentive, the Compensation Committee evaluates the executive’s total cash compensation in light of the market data and typically sets the target at 30% to 50% of base salary. For the position of Vice President of Worldwide Sales and Support, the variable component of compensation is usually set at or slightly greater than 100% of base salary, which the Compensation Committee believes is appropriate in light of the market data and the Corporation’s requirements and objectives for the position. For fiscal 2007, the target incentives for Mr. Gaynor and Mr. Oye were set at 43% of their respective annual base salaries, and Mr. Scully’s variable target incentive was set at 107% of his annual base salary.

The target bonuses for named executive officers are based upon the achievement of a combination of corporate financial and individual performance objectives that vary based on the executive’s title and responsibilities. Financial performance targets are formulaic, usually relate to specific internal revenue and income targets of the Corporation, and are subject to a minimum threshold requirement before any bonus is awarded. Consistent with the Corporation’s pay-for-performance objectives, no maximum limits are placed on the bonus amounts, and calculations for amounts above the minimum are determined on a pro-rata basis. Individual performance targets are typically based on the achievement of certain strategic objectives of the Corporation and other factors tied directly to the performance of the executive. Elements of the target bonuses are determined and paid on a quarterly basis. Although the Compensation Committee is responsible for establishing and approving each element of the target bonuses for executive officers, Mr. Smith typically determines whether and the extent to which the performance targets have been met. In fiscal 2007, neither Mr. Smith nor the Compensation Committee exercised any discretion in calculating the achievement of financial targets, however, determinations relating to the achievement of strategic and individual targets did involve the exercise of judgment or discretion by Mr. Smith.

Performance-Based Bonuses for Fiscal 2007. For fiscal 2007, target bonuses were established in the amount of $115,000 for Mr. Gaynor and $110,000 for Mr. Oye. Mr. Scully was compensated through a separate variable incentive plan (discussed below). For Mr. Gaynor, 50% of his target bonus was tied to the achievement of fiscal 2007 revenue and net income targets of the Corporation, and 50% was tied to the achievement of individual performance measures and strategic objectives of the Corporation, including management of legal matters, the establishment of the Corporation’s research and development center in China, and management of the Corporation’s integration with Eastern Research, Inc. For Mr. Oye, 50% of his target bonus was tied to the achievement of 2007 revenue and operating income targets of the Corporation, and 50% was tied to management of product development at the Corporation.

The Compensation Committee selected the revenue and income targets based on the belief that they are the most meaningful metrics for evaluating short-term corporate performance. The net income and operating income targets were determined on a non-GAAP basis and excluded certain previously identified non-discretionary legal and stock option-related expenses. Each financial target was subject to a minimum threshold requirement of 75% of the target before any bonus was earned. Attainment of 75% or greater of the relevant financial target, including achievement in excess of 100% of the target, was calculated on a pro-rata basis.

In connection with his offer of employment, Mr. Scully’s target bonus was set at $245,000 for fiscal 2007 and, consistent with the Corporation’s goals for the position, was based exclusively on the achievement of financial performance targets. As Vice President of Worldwide Sales and Support, a significant percentage of Mr. Scully’s 2007 target bonus was tied to the achievement of the Corporation’s fiscal 2007 plan for revenue, with the remainder tied to the achievement of various margin targets of the Corporation. Bonuses payable under the revenue component of Mr. Scully’s plan were calculated using multipliers based on different levels of achievement of the Corporation’s quarterly plan for revenue. The margin targets were determined on a non-GAAP basis. Although the revenue target for Mr. Scully’s plan was not subject to a minimum threshold requirement, the margin targets were subject to a 75% achievement threshold, with achievement of greater than 75% calculated on a pro-rata basis.

All of the financial targets were based on the Corporation’s internal operating plan as approved by the Board for fiscal 2007. Because the financial targets were set according to the Corporation’s operating plan, they were designed to be achievable but, in the view of the Compensation Committee, required strong performance by the Corporation’s named executive officers in order to accomplish them. The Compensation Committee believed there was a reasonable likelihood of achievement of the relevant individual and strategic targets, although payment of bonuses on those elements was by no means guaranteed. Based on the Corporation’s actual financial results and Mr. Smith’s determination of achievement of their respective corporate strategic and individual objectives, Mr. Gaynor received 114% of his target bonus for fiscal 2007 and Mr. Oye received 124% of his target bonus. Mr. Scully achieved 105% of his variable incentive arrangement. In reviewing the 2007 financial and individual performance targets, the Compensation Committee believed that the level of achievement of the targets represented exceptional performance by the Corporation’s named executive officers.

Discretionary Bonus Awards. The Corporation typically does not award discretionary cash bonuses to its executive officers. However, the Corporation may, from time to time, award such bonuses to its executive officers. These bonus awards, when awarded, generally relate to specific achievements or accomplishments that are distinct from or above and beyond an executive’s goals and objectives for the year. For example, in 2007, the Compensation Committee, based on the recommendation of Mr. Smith, approved a special cash bonus award of $20,000 to the Corporation’s General Counsel, Mr. Cormier, primarily in recognition for his work in connection with the Corporation’s stock option investigation and related legal and regulatory matters. The Compensation Committee did not award any other discretionary cash bonuses to named executive officers during fiscal 2007.

Equity-Based Incentives

The Compensation Committee believes that equity awards have played, and will continue to play, a key role in enabling the Corporation to achieve its long-term financial and strategic objectives. The Corporation’s equity incentive compensation program is designed to recognize scope of responsibilities, reward performance, motivate future performance, and align the interests of the executive officers with the Corporation’s stockholders. In particular, the Compensation Committee believes equity awards are critical in helping the Corporation to attract, retain and motivate outstanding and highly skilled individuals in an industry and a geographic region where many of the Corporation’s competitors have devoted significant resources to hiring and retaining talented employees. In addition, equity compensation aligns the interests of management and stockholders with a view toward creating long-term stockholder value. To date, the Compensation Committee has exclusively granted stock options (as opposed to full value awards such as restricted stock) to executive officers based on the belief that stock options more effectively align the long-term interests of management and stockholders.

In determining the amounts of the long-term equity incentives to be awarded to each executive officer, the Compensation Committee takes into account, among other things, the executive officer’s position with the Corporation, the executive officer’s past and expected future performance, the number and price of vested and unvested options held by the executive officer, the value of the executive officer’s current holdings of the Corporation’s common stock, and the long-term equity incentive awards made to individuals in similar positions at other comparable companies in the Corporation’s industry. Based upon these factors, the Compensation Committee determines the amount of the long-term equity incentives at levels it considers appropriate to create a meaningful opportunity for stock ownership. The weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

Equity awards to named executive officers are granted on commencement of employment or as part of a broad-based annual grant for eligible employees. To maximize the retention value of the awards, the equity awards are granted subject to vesting requirements. Stock options for newly hired executives typically vest over five years, with 20% vesting upon the first anniversary of the date of grant and the remainder vesting in equal installments over the following 16 quarters. Stock option grants made in connection with broad-based grants generally vest in equal quarterly installments over three years. The Compensation Committee believes that the vesting schedules create an incentive for executives to focus on long-term results and promote retention by requiring the executive to remain with the Corporation in order to receive all of the awards.

Equity Award Policy. In February 2007, the Board approved a Policy on Granting Equity Awards (“Equity Award Policy”) that sets forth the Corporation’s policies and procedures for granting equity awards to all employees, including awards to named executive officers. The policy provides, among other things, that (1) only the Board or the Compensation Committee may grant equity compensation awards, (2) all equity awards to employees must be approved at a meeting of the Compensation Committee, and (3) no additions or changes may be made to an equity award after the award has been approved by the Compensation Committee. In addition, although the Corporation’s 1999 Stock Incentive Plan permits grants of stock options at less than 100% of the fair market value of the Corporation’s common stock on the date of grant, the Equity Award Policy requires that the exercise price for all option awards must be the closing price of the Corporation’s common stock on the date of grant.

Timing of Equity Grants. In fiscal 2007, the Corporation instituted a practice of granting equity awards according to a pre-determined Compensation Committee meeting schedule, which is established at or about the end of the prior fiscal year. Within that framework, equity awards may be granted regardless of whether the Corporation is in a designated window in which employees may buy or sell the Corporation’s shares; however, the Equity Award Policy requires that broad-based grants to employees and executive officers may only be made on a date which is not less than five days after the release of the Corporation’s quarterly or annual earnings and when the Corporation’s insider trading window is open. In addition, any employee or executive on a then currently active restricted trading list pursuant to the Corporation’s Blackout Period and Insider Trading policies is excluded from participating in the broad-based equity award. For new hire grants, the policy provides that grants of stock options to Section 16 officers (or individuals that the Compensation Committee expects will become a Section 16 officer on or within a relatively short period of time after their start date) are subject to the prior approval of the Compensation Committee at a meeting which must be held prior to the Section 16 officer’s start date. The grant date of the new hire stock options in such cases is the Section 16 officer’s first day of employment. Subject to the limitations noted above, there is no policy or practice prohibiting the granting of equity-based awards when the Corporation is in possession of material, non-public information.

Fiscal 2007 Equity Grants. As a result of the investigation of historical stock option practices at the Corporation during fiscal 2007, the Compensation Committee made fewer equity awards than initially anticipated. Early in fiscal 2007, the Compensation Committee awarded a stock option grant of 500,000 shares to Mr. Scully in connection with his commencement of employment as the Corporation’s new Vice President of Worldwide Sales and Support. In determining the size of the award, the Compensation Committee considered, among other things, the value of the award against the benchmark and market data, the Corporation’s long-term goals for the position, and the desire to provide Mr. Scully with a meaningful opportunity for stock ownership. The Compensation Committee also considered the value of stock options acquired by Mr. Scully as a result of the Corporation’s assumption and conversion of Mr. Scully’s options from Eastern Research, Inc. in determining the amount of the award.

Repricing Arrangements in Fiscal 2007. To avoid the adverse tax consequences under Section 409A of the Internal Revenue Code associated with stock options granted at a discount to the fair market value on the date of grant, the Corporation entered into written agreements with two of the Corporation’s named executive officers that amended the exercise prices for certain of their unexercised options. For more information regarding the repricing arrangements with these named executive officers, please see the “Grants of Plan-Based Awards for Fiscal 2007” table and accompanying narrative later in this Proxy Statement.

The Compensation Committee did not award or make adjustments to any other equity grants to its named executive officers during fiscal 2007.

Severance Arrangements and Change in Control Agreements

In addition to compensation packages designed to reward the Corporation’s employees for service and performance, the Corporation also provides severance and change of control provisions for employees, including for named executive officers.

Basic Severance. In order to recruit executives to the Corporation and encourage retention of employees, the Corporation believes it is appropriate and necessary to provide assurance of severance payments if the Corporation terminates the executive’s employment under certain circumstances.

Each of the Corporation’s employees, including each of its named executive officers, is eligible to receive benefits pursuant to the Corporation’s Separation Pay Plan under the Employee Retirement Income Security Act of 1974 (“ERISA”). The plan is applicable to all employees in the event that the individual’s employment is terminated without cause, as defined in the plan. The plan’s severance benefits applicable to named executive officers generally provide that eligible employees at the level of Vice President and above will be entitled to receive, upon execution of a release of claims in a form satisfactory to the Corporation, the following benefits: (i) one years’ base salary to be paid according to Sycamore’s normal payroll practices or in a lump sum, at the Corporation’s discretion, (ii) payment of group health benefits for a period of one year, (iii) continued vesting and extension of the period to exercise stock options for a period of one year, and (iv) the provision of outplacement services for one year. The Corporation believes that the scope and size of the severance package for named executive officers is reasonable and consistent with severance packages offered by other companies in the Corporation’s industry.

The Corporation may also enter into individual severance arrangements with its executive officers under appropriate circumstances. On September 7, 2006, the Corporation entered into a Transition Agreement and Release (“Agreement and Release”) with its former Vice President of Worldwide Sales and Support, Araldo Menegon, to ensure Mr. Menegon’s continued availability in the event the Corporation should require his services in connection with certain legal and business matters facing the Corporation at that time. The Agreement and Release provides that, in consideration of Mr. Menegon’s execution of such Agreement and the continuation of his employment as a “Transition Employee” with the Corporation through September 7, 2007, Mr. Menegon would (1) receive a lump sum payment of $200,000, plus $29,756 for accrued vacations, sick days, commissions and payment in lieu of providing career transition services, (2) be covered under the Corporation’s health plan and continue to receive matching contributions under the Corporation’s 401(k) plan, and (3) receive pay during such period equal to his base salary at the time of his resignation, payable in accordance with the Corporation’s normal payroll practices. In addition, all stock options granted to Mr. Menegon during his employment continued to vest through September 7, 2007. As part of the Agreement and Release, Mr. Menegon also agreed to a general release of the Corporation, its affiliates and various related parties. Mr. Menegon also agreed to certain non-compete and non-solicitation provisions for a period of one year from the date of the Agreement and Release. The Compensation Committee determined that the severance provisions were appropriate in light of (1) Mr. Menegon’s past contributions to the Corporation, particularly as they related to his service in connection with the Corporation’s acquisition of Eastern Research, Inc., (2) his agreement to be available to the Corporation as a transition employee, and (3) his execution of the general release and non-compete and non-solicitation provisions.

Change In Control Agreements. The Corporation considers maintaining a stable and effective management team to be essential to protecting and enhancing the best interests of the Corporation and its stockholders. To that end, the Corporation recognizes that the possibility of a change in control or other acquisition event, and the uncertainty and questions it may raise among management, may adversely affect the Corporation’s ability to retain its key employees to the detriment of the Corporation and its stockholders. Accordingly, the Corporation has entered into agreements with certain executive officers that would provide additional compensation and benefits as an incentive for the officer to remain in the employ of the Corporation and enhance the Corporation’s ability to call on and rely upon the officer in the event of a change in control. In approving these benefits, the Corporation considered a number of factors, including the prevalence of similar benefits adopted by other publicly traded companies in the Corporation’s industry.

Each of Messrs. Smith, Oye and Scully has entered into a change in control agreement with the Corporation. Mr. Menegon and Mr. Gaynor had previously entered into change in control agreements with the Corporation, however, those agreements were terminated effective as of, in the case of Mr. Menegon, September 7, 2006, his last day of active employment with the Corporation and, in the case of Mr. Gaynor, September 27, 2007, his resignation date. Under the existing agreements with Messrs. Smith, Oye and Scully, each option or restricted stock grant held by such officers which is scheduled to vest within twelve months after the effectiveness of a change of control of the Corporation will instead vest immediately prior to the change in control. In addition, in the event of a “subsequent acquisition” of the Corporation (as defined in these agreements) following a change in control, all options or restricted stock granted by the Corporation to such officers vest immediately prior to the effectiveness of such acquisition.

In the event of a termination of an executive officer’s employment following a change in control, either by the surviving entity without cause or by the officer due to a constructive termination, (1) all options and restricted stock of the officer shall immediately vest, (2) the officer is entitled to continued paid coverage under the Corporation’s group health plans for 18 months after such termination, (3) the officer shall receive the pro rata portion of his performance bonus, if any, for the year in which the termination occurred, (4) the officer shall receive an amount equal to 18 months of his base salary, (5) the officer shall receive an amount equal to 150% of his annual performance bonus, if any, for the year in which the termination occurred, and (6) the officer shall be entitled to outplacement services at the Corporation’s expense for a period of 12 months.

In addition, if the executive officer is subject to any excise tax on amounts characterized as excess parachute payments due to the benefits provided under these agreements, the officer shall be entitled to reimbursement of up to $1,000,000 for any excess parachute excise taxes the officer may incur.

Under these agreements, each executive officer agrees to execute a release of claims in a form satisfactory to the Corporation, to abide by the Corporation’s confidentiality and proprietary rights agreements and, for a period of one year after such termination, not to solicit the Corporation’s employees or customers.

For more details on the benefits and payouts under various termination scenarios, including in connection with a change in control, see “Potential Payments Upon Termination” and “Potential Payments in Connection with a Change of Control” later in this Proxy Statement.

Benefits

The Corporation generally provides benefits to its named executive officers on the same basis as they are provided to all of the Corporation’s employees, including: health, dental and vision insurance, benefits pursuant to an employee assistance plan; medical and dependent care flex spending accounts, short and long-term disability, life insurance and a 401(k) plan. Participants in the 401(k) plan are permitted to contribute to the plan through payroll deductions within statutory and plan limits, and may select from a variety of investment options. Investment options do no not include the Corporation’s common stock. In January 2007, the Corporation’s maximum 401(k) matching contribution was increased from $1,500 to $2,500 per employee per year. The Compensation Committee believes these benefits are generally competitive with those offered by companies with which we compete for employees.

In fiscal 2007, the Corporation agreed to pay certain expenses pursuant to a Relocation Assistance Agreement (“Relocation Agreement”) with Mr. Scully. The purpose of the Relocation Agreement was to pay on Mr. Scully’s behalf or reimburse him certain identified expenses incurred as a result of relocating his primary residence from New Jersey to a primary residence closer to the Corporation’s Massachusetts headquarters location. The Relocation Agreement also provides that the Corporation may be entitled to recoup expenses advanced under the agreement should Mr. Scully’s employment terminate under certain conditions within twelve months from the relocation. The Corporation believes that payment of these relocation expenses is generally consistent with its internal policies and practices concerning relocation and was reasonable under the circumstances.

The Corporation does not provide pension arrangements (other than the 401(k)) or post-retirement health coverage for executives or other employees, nor does the Corporation provide other benefits or perquisites to executive officers.

Fiscal 2008 Compensation and Role of Consultants

During fiscal 2007, Radford Surveys+Consulting (“Radford”) was engaged to work with the Corporation to conduct a competitive review and assessment of the Corporation’s executive compensation for fiscal 2008. The firm was engaged directly by the Compensation Committee to make recommendations regarding the Corporation’s executive compensation program based on certain parameters articulated by the Compensation Committee. Radford was also retained in fiscal 2007 to conduct a comprehensive review of the Corporation’s equity program and director compensation program. Radford utilized its own methodology to assess the Corporation’s executive compensation program, which included developing a peer group that was approved by the Compensation Committee, gathering data from various Radford/AON benchmark surveys, and reviewing proxy filings to assess the base salary, bonus and equity components of the Corporation’s executive compensation. Radford then compiled a report of its analysis and recommendations, which was presented to and reviewed by the Compensation Committee. The Compensation Committee took these recommendations, as well as the recommendations of Mr. Smith, into account when determining the compensation for executive officers for fiscal 2008.

Fiscal 2008 Salaries. For fiscal 2008, the Compensation Committee approved annual base salaries for the Corporation’s 2007 named executive officers in the amounts of $100,000 for Mr. Smith, $260,000 for Mr. Oye, $230,000 for Mr. Scully and $220,000 for Mr. Cormier.

Fiscal 2008 Variable Cash Compensation. Consistent with the Corporation’s pay-for-performance objectives, in fiscal 2008 the Compensation Committee expanded the target bonus program and established annual variable incentive arrangements for each of the Corporation’s executive officers (excluding the Chief Executive Officer). The 2008 annual bonus program includes a range of target bonus opportunities for different executives based in part on the executive’s title and responsibilities and, like the 2007 annual bonus awards, are based upon the achievement of a combination of corporate financial and individual performance measures. The objectives of the 2008 target bonus program are identical to the 2007 target bonus program, namely, to encourage executive officers to help the Corporation meet and exceed its current and future financial and strategic goals while also providing appropriate rewards for individual performance.

Fiscal 2008 Equity Grants. In September of 2007, the Compensation Committee approved option grants to certain of the Corporation’s 2007 named executive officers in connection with a broad-based grant to all eligible employees. Pursuant to the Corporation’s revised equity award granting practices, these options were granted on September 12, 2007, and included options to purchase the Corporation’s common stock to Mr. Oye for 500,000 shares, Mr. Scully for 200,000 shares and Mr. Cormier for 150,000 shares. Each of these options vests in equal quarterly installments over a period of three years, has an exercise price equal to the closing price of the Corporation’s common stock on the NASDAQ Global Stock Market on the date of grant, and has a ten-year term. The Corporation’s Chief Executive Officer, Mr. Smith, and Mr. Gaynor, who left as the Corporation’s Chief Financial Officer shortly after September 12, 2007, were not awarded option grants for fiscal 2008.

Fiscal 2008 Employment Arrangement. On November 12, 2007, Paul F. Brauneis was appointed the Corporation’s Chief Financial Officer, Vice President of Finance and Administration, and Treasurer. Pursuant to a letter arrangement, the Compensation Committee approved an annual base salary of $265,000 and an annual target bonus of $120,000 for Mr. Brauneis. The Compensation Committee also awarded Mr. Brauneis options to purchase 700,000 shares of the Corporation’s common stock. The stock options vest over five years (vesting 20% upon the first anniversary of the date of grant and 5% per quarter thereafter), have an exercise price equal to the closing price of the Corporation’s common stock on the NASDAQ Global Stock Market on the date of grant, and have a ten-year term.

Tax Considerations

The Compensation Committee does not believe Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for certain compensation in excess of $1 million, will likely have an effect on the Corporation in the near future. The Compensation Committee believes that stock options granted under the Corporation’s stock plans meet the exception for qualified performance-based compensation in accordance with Internal Revenue Code regulations, so that amounts otherwise deductible with respect to such options will not count toward the $1 million deduction limit. The Compensation Committee’s general policy is to take into account the deductibility of compensation in determining the type and amount of compensation payable to executive officers.

Compensation Committee Report

The Compensation Committee of the Corporation’s Board of Directors reviewed the Compensation Discussion and Analysis for the fiscal year ended July 31, 2007 and discussed this Compensation Discussion and Analysis with management. Based on this review and discussions with management, the Compensation Committee recommended to the Corporation’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Corporation’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007.

Respectfully submitted by the Compensation Committee

John W. Gerdelman, Chairman

Robert E. Donahue

Certain Relationships and Related Transactions

In July 2000, the Corporation and the Chairman of the Board (the “Chairman”), entered into an Investor Agreement with Tejas Networks India Private Limited, a private company incorporated in India (“Tejas”), pursuant to which the Corporation and the Chairman each invested $2.2 million in Tejas in exchange for equity shares of Tejas. The Chairman also serves as the chairman of the board of directors of Tejas. Mr. Oye, who is an executive officer of the Corporation, also serves as a board member of Tejas. The Corporation has no obligation to provide any additional funding to Tejas. The Corporation has entered into various agreements with Tejas under which the Corporation has licensed certain proprietary software development tools to Tejas, and Tejas will assist the Corporation’s business development efforts in India and also provide maintenance and other services to the Corporation’s customers in India, if any. During the fiscal years ended July 31, 2007, 2006 and 2005, the Corporation recognized revenue relating to transactions with Tejas of $0.3 million, $0.3 million and $0.1 million, respectively.

Eastern Research, Inc., a company acquired by the Corporation on September 6, 2006, executed an OEM agreement with Tejas in March of 2006 under which Tejas provided Eastern Research with hardware, software and support for the sale of the OM 1000 product. In April of 2007, the OEM agreement with Tejas was amended to assign the agreement to the Corporation and add the OM 1500 and OM 4000 products.

All transactions involving the Corporation and its officers, directors, principal stockholders and their affiliates, including those since the Corporation’s initial public offering, will be and have been approved by a majority of the Board, including a majority of the independent and disinterested directors on the Board, and will be and have been on terms no less favorable to the Corporation than could be obtained from unaffiliated third parties.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been, at any time since the Corporation’s formation, an officer or employee of the Corporation. No interlocking relationship exists between any member of the Corporation’s Board or the Compensation Committee and any member of the board or compensation committee of any other company.

Summary Compensation Table

The table below sets forth, for the fiscal year ended July 31, 2007, the compensation earned by the Corporation’s Chief Executive Officer and Chief Financial Officer and the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2007. The table also includes Araldo Menegon, the Corporation’s Vice President of Worldwide Sales and Support through September 7, 2006, who otherwise would have qualified as one of the Corporation’s three most highly compensated executive officers but for the fact he was not serving as an executive officer at the end of fiscal 2007. Collectively, all of these individuals are referred to in the tables that follow and in the foregoing Compensation Discussion and Analysis as “named executive officers”.

The Corporation has never maintained any pension or non-qualified deferred compensation plan for employees or executive officers. In addition, as of July 31, 2007, none of the Corporation’s named executive officers was awarded or held any outstanding performance-based equity incentive or stock awards.

Summary Compensation Table for Fiscal 2007

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards (1) ($)		Non Equity Incentive Plan Compensation (2) ($)		All Other Compensation (3) ($)		Total ($)
Daniel E. Smith	2007	100,385		—	—		—		1,737	(4)	102,122
President and Chief
Executive Officer

Araldo Menegon	2007	200,769	(5)	—	1,540,764	(6)	20,787	(7)	211,470	(8)	1,973,790
Vice President, Worldwide
Sales and Support

Richard J. Gaynor (9)	2007	263,019		—	542,383		130,797		2,500		938,699
Chief Financial Officer,
Vice President, Finance
And Administration

Kevin J. Oye	2007	252,750		—	—		136,647		2,500		391,897
Vice President, Systems
And Technology

Alan R. Cormier	2007	218,846		20,000	28,979		—		2,500		270,143
General Counsel

John B. Scully	2007	207,308	(10)	—	194,914	(11)	256,575		168,353	(12)	827,150
Vice President, Worldwide
Sales and Support

(1)	Represents the amount recognized with respect to stock option awards for financial statement reporting purposes for the fiscal year ended July 31, 2007 in accordance with SFAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions, and thus includes amounts from awards granted in and prior to fiscal 2007. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of the Corporation’s stock options, please refer to “Share-Based Compensation” in Note 10 to Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended July 31, 2007.
(2)	Includes amounts earned pursuant to non-equity incentive plan compensation in the form of target bonuses for named executive officers during the specified year, regardless of whether amounts were paid in such year. Payments made in connection with the Corporation’s non-equity incentive plans are made quarterly for achievements through the payment date. The remainder of the bonuses is paid in the following year based upon the Corporation’s actual financial performance and the individual performance of the executive. Please see the foregoing “Compensation Discussion and Analysis” for a more complete description of the target bonuses earned by the Corporation’s named executive officers in fiscal 2007.
(3)	Consists of a maximum $2,500 in matching contributions paid under the Corporation’s 401(k) plan. In accordance with SEC rules, the amounts shown in this column do not include payments for life, disability and other benefits that are generally available to all salaried employees.

(4)	Consists of matching contribution paid under the Corporation’s 401(k) plan.
(5)	Consists of base salary earned by Mr. Menegon as Vice President of Worldwide Sales and Support through September 7, 2006, as well as base salary paid to Mr. Menegon pursuant to the terms of his Transition Agreement and Release through the end of fiscal 2007. Please see the “Severance Arrangements and Change of Control Agreements” section of this Proxy Statement for a more complete description of Mr. Menegon’s severance package and employment status at the Corporation.
(6)	Represents the amount recognized for financial statement reporting purposes for the fiscal year ended July 31, 2007 in accordance with SFAS 123R for the continued vesting and extension of the period to exercise Mr. Menegon’s stock options pursuant to the terms of his Transition Agreement and Release. The Company determined that, at the date of the Transition Agreement and Release, all service conditions had been satisfied.
(7)	Consists of performance bonus earned through September 7, 2006, Mr. Menegon’s last day of active employment with the Corporation. The performance bonus was earned pursuant to the terms of Mr. Menegon’s 2006 bonus plan.
(8)	Pursuant to Mr. Menegon’s Transition Agreement and Release with the Corporation, consists of (1) a lump sum payment of $200,000, (2) $1,970 for accrued vacation and sick days, (3) $2,500 in matching contributions paid under the Corporation’s 401(k) plan, and (4) a $7,000 payment in lieu of providing career transition services to Mr. Menegon. Please see the “Severance Arrangements and Change of Control Agreements” section of this Proxy Statement for a more complete description of Mr. Menegon’s severance package and employment status at the Corporation.
(9)	Mr. Gaynor resigned as the Corporation’s Chief Financial Officer, Vice President of Finance and Administration, Treasurer and Assistant Secretary effective September 27, 2007.
(10)	Mr. Scully joined the Corporation as Vice President of Worldwide Sales and Support in September of 2006. Mr. Scully’s base salary on an annualized basis for fiscal 2007 was $230,000.
(11)	Represents the amount recognized for financial statement reporting purposes for the fiscal year ended July 31, 2007 in accordance with SFAS 123R, disregarding the estimate of forfeitures related to service-based vesting conditions, for a 500,000 share stock option award granted to Mr. Scully in connection with his commencement of employment with the Corporation. The amount does not include any expense recorded in connection with the Corporation’s assumption and conversion of Mr. Scully’s outstanding stock options from the acquisition of Eastern Research, Inc, which was accounted for as part of purchase accounting for the transaction.
(12)	In addition to $2,500 matching contribution paid under the Corporation’s 401(k) plan, represents $165,853 in expenses and tax gross-ups paid in connection with Mr. Scully’s Relocation Assistance Agreement (“Relocation Agreement”) with the Corporation. For additional information concerning Mr. Scully’s Relocation Agreement, see the “Benefits” section of this Proxy Statement.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Corporation’s named executive officers during fiscal 2007. Disclosure on a separate line item is provided for each grant made or modification of an award to a named executive officer. The information in this table supplements the dollar value of option and other awards set forth in the Summary Compensation Table by providing additional details about the awards. Additional information concerning option awards to the Corporation’s named executive officers is also reported in the Outstanding Equity Awards at Fiscal 2007 Year-End Table that follows this table.

During fiscal 2007, none of the Corporation’s named executive officers was awarded or held any performance-based equity incentive or stock awards.

Grants of Plan-Based Awards Table for Fiscal 2007

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)					All Other Option Awards: Number of Securities Underlying Options (2) (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards (3) ($)
Name			Threshold ($)		Target ($)		Maximum ($)
Araldo Menegon
Non-Equity Incentive	N/A		60,000	(4)	200,000	(4)	None	—		—		—
Option Modification	1/2/03		—		—		—	200,000	(5)(6)	$2.91	(5)(6)	181,266	(5)(6)(7)
Option Modification	8/5/2002		—		—		—	1,500,000	(8)	$2.79	(8)	1,359,498	(8)
Richard J. Gaynor
Non-Equity Incentive	N/A		43,125	(9)	115,000		None	—		—		—
Kevin J. Oye
Non-Equity Incentive	N/A		41,250	(10)	110,000		None	—		—		—
Option Modification	4/29/02	(11)	—		—		—	166,667	(12)	$3.40	(12)	—
John B. Scully
Non-Equity Incentive	N/A		74,205	(13)	245,000	(13)	None	—		—		—
Option Grant	9/6/06		—		—		—	500,000		$3.58		1,085,100

(1)	Amounts reflect potential target bonuses payable under the executive’s bonus plan and are described in the foregoing “Compensation Discussion and Analysis” and the “Summary Compensation Table” above. The actual bonus amounts earned by Mr. Gaynor, Mr. Oye and Mr. Scully were $130,797, $136,647 and $256,575, respectively. The target and threshold amounts for Mr. Menegon are shown on an annualized basis and are based on the target and threshold amounts from his 2006 bonus plan. Mr. Menegon resigned as the Corporation’s Vice President of Worldwide Sales and Support in September of 2006, and his actual bonus earnings were $20,787 in fiscal 2007.
(2)	Unless otherwise noted in these footnotes, all stock options referenced in this table are subject to a five-year vesting schedule; vesting 20% upon the first anniversary of the original date of grant and 5% per quarter thereafter.
(3)	The amounts reflected in this column reflect the grant date fair value determined by the Corporation for financial accounting purposes under SFAS 123R and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising stock options). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of the Corporation’s options, please refer to “Share-Based Awards” in Note 10 to Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended July 31, 2007.
(4)	Represents the targets and thresholds pursuant to the terms of Mr. Menegon’s 2006 bonus plan. Targets included a revenue target based on the Corporation’s quarterly target for revenue, with no minimum threshold requirement; a product standard margin target, with an 80% achievement threshold; and a customer service margin target, with an 80% achievement threshold.
(5)	The vesting schedule for this stock option grant was over a period of four years, eight months and two days, vesting 20% eight months and two days from the date of grant and 5% per quarter thereafter.
(6)	In connection with the review of historical stock option grant practices at the Corporation, Mr. Menegon agreed to increase the exercise price of the unvested portion of this stock option grant as of December 31, 2004, covering 110,000 shares, from $2.79 to $2.91. Mr. Menegon did not receive any consideration for the increase to the exercise price of his stock options. The Corporation did not recognize any additional financial expense under SFAS 123R in connection with the modification. For more information, please see “Amendments to Stock Option Agreements” below.
(7)	The amount in this grant date fair value column shows the expense recorded under SFAS 123R, disregarding forfeiture assumptions, recognized in connection with the continued vesting and extension of the period to exercise 200,000 shares of Mr. Menegon’s stock option grant pursuant to the terms of his Transition Agreement and Release with the Corporation.
(8)	The amount in this grant date fair value column shows the expense recorded under SFAS 123R, disregarding forfeiture assumptions, recognized in connection with the continued vesting and extension of the period to exercise 1,500,000 shares of Mr. Menegon’s stock option grant pursuant to the terms of his Transition Agreement and Release with the Corporation.

(9)	The financial component of Mr. Gaynor’s 2007 target bonus comprised 50% of his fiscal 2007 target and was subject to a minimum threshold requirement of 75% of the target. The remaining 50% was based on individual and strategic performance measures that were awarded based on a determination of achievement by the Chief Executive Officer.
(10)	The financial component of Mr. Oye’s 2007 target bonus comprised 50% of his fiscal 2007 target and was subject to a minimum threshold requirement of 75% of the target. The remaining 50% was based on individual and strategic performance measures that were awarded based on a determination of achievement by the Chief Executive Officer.
(11)	This grant vests in equal quarterly installments over three years.
(12)	In connection with the review of historical stock option grant practices at the Corporation, Mr. Oye agreed to increase the exercise price of the unvested portion of this stock option grant as of December 31, 2004, covering 166,667 shares. Under that agreement, the exercise price was increased from $3.34 to $3.40. Mr. Oye did not receive any consideration for the increase to the exercise price of his stock options. The Corporation did not recognize any financial expense under SFAS 123R in connection with the modification. For more information, please see “Amendments to Stock Option Agreements” below.
(13)	Consists of target bonus established by the Compensation Committee pursuant to a letter arrangement with Mr. Scully in connection with his offer of employment. Targets included a revenue target based on the Corporation’s quarterly target for revenue, with no minimum threshold requirement; a product standard margin target, with a 75% achievement threshold; and a customer service margin target, with a 75% achievement threshold.

Amendments to Stock Option Agreements. In December 2006, one of the Corporation’s current named executive officers, Kevin Oye, and one of the Corporation’s former named executive officers, Araldo Menegon, entered into agreements pursuant to which they agreed to amend the exercise price of stock options that were granted with per share exercise prices below the fair market value of a share of the Corporation’s common stock on the date of grant to the extent the shares were not vested as of December 31, 2004. Under these agreements, the amended exercise prices of such options is now equal to the fair market value of a share of the Corporation’s common stock on the date of grant. The agreements further provide that in the event the Corporation makes an accommodation to compensate other similarly situated optionees who may have the exercise price per share of their options increased as a result of such optionees having received an option that was issued with an exercise price below fair market value on the applicable grant date, then the Corporation will offer to make a similar accommodation to Mr. Menegon and Mr. Oye. In fiscal 2008, the Corporation determined that, pursuant to these agreements with Mr. Menegon and Mr. Oye, the Corporation is obligated to offer to make an accommodation to reimburse Mr. Menegon and Mr. Oye for the increase to the exercise prices of their stock options in the amount of $13,000 for Mr. Menegon and $10,000 for Mr. Oye.

Outstanding Equity Awards

This table provides information pertaining to all outstanding stock options held by the Corporation’s named executive officers as of July 31, 2007. Unless otherwise noted, the option grants to purchase shares of the Corporation’s common stock set forth in the following table were made under the Corporation’s 1999 Stock Incentive Plan (the “1999 Plan”). Option grants under the 1999 Plan generally have a ten-year term and are subject to either a three-year or five-year vesting schedule. The 1999 Plan also provides that all options granted under the Plan are exercisable immediately subject to a repurchase right in favor of the Corporation which lapses as the option vests. Accordingly, the columns and footnotes below reflect the extent to which stock options held by the Corporation’s named executive officers were vested (as opposed to exercisable) as of July 31, 2007.

As of July 31, 2007, none of the Corporation’s named executive officers held unearned equity incentive awards or stock awards.

Outstanding Equity Awards at Fiscal Year-End for 2007

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)		Number of Securities Underlying Unexercised Options (#) Unexercisable (3)		Option Exercise Price ($)		Option Expiration Date
Araldon Menegon	1,225,000	(4)	75,000	(4)	$2.79	(4)	12/7/2007	(4)(5)
	90,000	(4)(5)	—		$2.79	(4)	12/7/2007	(5)
	100,000	(4)(5)(6)	10,000	(4)(5)(6)	$2.91	(4)(5)(6)	12/7/2007	(5)

Richard J. Gaynor	550,000		450,000		$3.81		12/27/2007	(7)

Kevin J. Oye	914,457	(8)	—		$12.67		10/20/2009
	200,000	(9)	—		$7.39		4/9/2011
	833,333	(9)	—		$3.34		4/29/2012
	166,667	(9)(10)	—		$3.40	(9)(10)	4/29/2012

Alan R. Cormier	25,000		25,000		$4.10		12/27/2014

John B. Scully	—		500,000		$3.58		9/6/2016
	53,520	(11)	—		$1.41		9/13/2010	(12)
	10,704	(11)	—		$3.29		5/1/2011	(12)
	13,380	(11)	—		$4.86		9/27/2011	(12)

(1)	Unless otherwise noted, all option grants are subject to a 5-year vesting schedule, vesting 20% upon the first anniversary of the original date of grant and 5% per quarter thereafter.
(2)	Because all options granted under the Corporation’s 1999 Stock Incentive Plan are exercisable immediately subject to a repurchase right in favor of the Corporation which lapses as the option vests, this column reflects the number of options held by the Corporation’s named executive officers that were exercisable and vested as of July 31, 2007.
(3)	Because all options granted under the Corporation’s 1999 Stock Incentive Plan are exercisable immediately subject to a repurchase right in favor of the Corporation which lapses as the option vests, this column reflects the number of options held by the Corporation’s named executive officers that were exercisable and unvested as of July 31, 2007.
(4)	Pursuant to the terms of his Transition Agreement and Release, Mr. Menegon’s outstanding stock options continued to vest through the Termination Date of his Agreement (September 7, 2007). The period to exercise stock options also was extended through the Termination Date of the agreement plus three months immediately following the Termination Date (December 7, 2007).
(5)	This stock option grant vests over a period of four years, eight months and two days, vesting 20% eight months and two days from the date of grant and 5% per quarter thereafter.
(6)	In connection with the review of historical stock option grant practices at the Corporation, Mr. Menegon agreed to increase the exercise price of the unvested portion of this stock option grant as of December 31, 2004, covering 110,000 shares, from $2.79 to $2.91. Mr. Menegon did not receive any consideration for the increase to the exercise price of his stock options. The Corporation did not recognize any additional financial expense under SFAS 123R in connection with the modification. For more information, please see “Amendments to Stock Option Agreements” earlier in this Proxy Statement.
(7)	Mr. Gaynor resigned from the Corporation on September 27, 2007. In accordance with the 1999 Plan, any of Mr. Gaynor’s unexercised options will expire 3 months from the date of termination (December 27, 2007).
(8)	These options were granted under the Corporation’s 1998 Stock Incentive Plan.
(9)	Each of these stock option grants vests in equal quarterly installments over three years.

(10)	In connection with the review of historical stock option grant practices at the Corporation, Mr. Oye agreed to increase the exercise price of the unvested portion of this stock option grant as of December 31, 2004, covering 166,667 shares, from $3.34 to $3.40. Mr. Oye did not receive any consideration for the increase to the exercise price of his stock options. The Corporation did not recognize any additional financial expense under SFAS 123R in connection with the modification. For more information, please see “Amendments to Stock Option Agreements” earlier in this Proxy Statement.
(11)	Represents stock options acquired by Mr. Scully in connection with the Corporation’s assumption and conversion of his stock options from the acquisition of Eastern Research, Inc. For a more detailed discussion on the valuation model and assumptions used to calculate the number of shares and fair value of options acquired as a result of the Corporation’s merger with Eastern Research, Inc., please refer to “Merger Agreement with Allen Organ Company to acquire Eastern Research, Inc.” in Note 3 to Consolidated Financial Statements contained in the Corporation’s Annual Report on Form 10-K for the year ended July 31, 2007.
(12)	Pursuant to the terms of Mr. Scully’s original stock option agreements with Eastern Research, Inc., each of these options has a six-year term.

Option Exercises and Stock Vested for 2007

The table below shows the number and value of stock options exercised by the Corporation’s named executive officers in fiscal 2007. None of the Corporation’s named executive officers held any outstanding awards of restricted stock.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise (1) ($)
Araldo Menegon (2)	200,000	281,300

(1)	Column reflects the difference between the market price of the underlying securities at exercise and the exercise price.
(2)	Pursuant to the terms of his Transition Agreement and Release (“Agreement and Release”) dated September 7, 2006, Mr. Menegon’s unvested options continued to vest for a period of one year from the date of the Agreement and Release (the “Termination Date”) and the exercise period for his vested options was extended through the three month period immediately following the Termination Date. The number and value of Mr. Menegon’s shares shown above reflect exercises that occurred between July 31, 2006 and July 31, 2007. Under the terms of his Agreement and Release, Mr. Menegon’s last day to exercise his vested stock options is December 7, 2007.

Employment and Other Arrangements

Araldo Menegon, the Corporation’s former Vice President of Worldwide Sales and Support, resigned as an executive officer effective September 7, 2006. On September 7, 2006, Mr. Menegon and the Corporation entered into a Transition Agreement and Release, which provided that, in consideration of Mr. Menegon’s execution of such Agreement and Release and the continuation of his employment as a “Transition Employee” with the Corporation through September 7, 2007, Mr. Menegon would (1) receive a lump sum payment of $200,000, plus $29,756 for accrued vacations, sick days, commissions and payment in lieu of providing career transition services, (2) be covered under the Corporation’s health plan and continue to receive matching contributions under the Corporation’s 401(k) plan, and (3) receive pay during such period equal to his base salary at the time of his resignation, payable in accordance with the Corporation’s normal payroll practices. In addition, all stock options granted to Mr. Menegon during his employment continued to vest through September 7, 2007. As part of the agreement, Mr. Menegon also agreed to a general release of the Corporation, its affiliates and various related parties. Mr. Menegon also agreed to certain non-compete and non-solicitation provisions through September 7, 2007.

John B. Scully joined the Corporation as Vice President of Worldwide Sales and Support pursuant to a letter arrangement dated September 6, 2006. Under this arrangement, Mr. Scully’s base salary was set at $230,000 and he was eligible to receive an annual target bonus of $245,000, payable quarterly. In addition, Mr. Scully was granted an option to purchase 500,000 shares of common stock of the Corporation at an exercise price of $3.58 under the 1999 Stock Incentive Plan. Such options are subject to a five-year vesting schedule, vesting 20% upon the first anniversary of the date of grant and 5% per quarter thereafter. Mr. Scully’s employment is at will and may be terminated at any time by either party for any reason, with or without cause.

The terms of employment for Mr. Cormier, the Corporation’s General Counsel, include a separation provision. Under Mr. Cormier's agreement, upon termination of his employment by the Corporation without cause, and upon execution of a separation agreement and release, Mr. Cormier will be entitled to continuation of his base salary as separation pay for a period of twelve months from his last day of active employment, or at the Corporation's discretion, a lump sum payment of his annual base salary. In addition, the Corporation will pay Mr. Cormier's health insurance premiums for such twelve-month period.

Potential Payments Upon Termination

The following table provides the potential payouts upon a termination of employment without cause to each of Messrs. Smith, Gaynor, Oye, Cormier and Scully pursuant to the Corporation’s Separation Pay Plan. The values set forth below are based on an assumed termination date of July 31, 2007. Actual payments made to Araldo Menegon, the Corporation’s former Vice President of Worldwide Sales and Support, in connection with his Transition Agreement and Release are set forth in the “Summary Compensation Table”. Mr. Gaynor, who resigned as the Corporation’s Chief Financial Officer on September 27, 2007, is included in this table because he was eligible, as of July 31, 2007, to receive the severance benefits indicated below. For additional discussion of the benefits and payments due upon termination, please see the “Severance Arrangements and Change in Control Agreements” section of this Proxy Statement.

Potential Payments Upon Termination as of July 31, 2007(1)

Name	Cash Severance ($)		Benefits (2) ($)		Value of Modified Equity Awards (3) ($)	Value of Outplacement Services (4) ($)	Total ($)
Daniel E. Smith	100,000		13,326		0	12,000	125,326
Richard J. Gaynor (5)	265,000		12,272		70,000	12,000	359,272
Kevin J. Oye	255,000		13,326		0	12,000	280,326
John B. Scully	230,000		12,272		101,500	12,000	355,772
Alan R. Cormier (6)	220,000	(6)	13,326	(6)	600	12,000	245,926

(1)	The Corporation’s Separation Pay Plan provides that employees, including executive officers, are not eligible for separation benefits if the Corporation determines that the employee has been offered a comparable position at the Corporation or any successor corporation or for the following reasons: resignation, death or disability, termination for cause, termination for gross misconduct, violation of a policy or poor performance. All amounts payable assume relevant salary, benefit and stock values in effect as of July 31, 2007.
(2)	Represents the estimated amounts payable by the Corporation to maintain the executive officer’s benefits for the period following the termination of the named executive officer’s employment.
(3)	Under the Separation Pay Plan, the right to exercise stock options extends for a period of one year from the date of termination and the vesting of stock options continues in accordance with the then-existing vesting schedule during the same period. For purposes of the table above, we have included for each of the above-identified named executive officers the value as of July 31, 2007 of all options that will vest one year from July 31, 2007. The value of the stock options reflects the excess of the market price of the Corporation’s common stock (which, as of July 31, 2007, was $4.16) over the exercise price of the stock option, multiplied by the number of shares. These amounts represent the intrinsic value of stock options and are different from the SFAS 123R value used for purposes of the Grants of Plan-Based Awards Table for Fiscal 2007 contained earlier in this Proxy Statement.

(4)	Represents the estimated amounts payable by the Corporation for the provision of outplacement services for a period of 12 months following the termination of the named executive officer’s employment.
(5)	Mr. Gaynor resigned from the Corporation effective September 27, 2007. As the termination was voluntary, Mr. Gaynor was not eligible to receive benefits under the Separation Pay Plan.
(6)	This table reflects the schedule of payments applicable only to Sycamore Networks employees at the level of Vice President or above. Pursuant to Mr. Cormier’s initial employment arrangement with the Corporation, and assuming a termination date of July 31, 2007, Mr. Cormier would be entitled to the cash severance and benefits set forth in this table irrespective of his status as a Vice President level employee. Mr. Cormier’s initial employment arrangement contains no separate provision for the continued vesting or extension of the period to exercise his stock options or for the provision of outplacement services.

Potential Payments in Connection with a Change in Control (1)

The following table provides the potential payouts and benefits upon termination of employment to each of Messrs. Smith, Gaynor, Oye, Scully and Cormier in connection with a change of control of the Corporation based on an assumed termination date of July 31, 2007. Pursuant to the terms of his Transition Agreement and Release, Mr. Menegon’s change in control agreement with the Corporation was terminated as of September 7, 2006 and, accordingly, the terms of his agreement are not included in this table. Mr. Gaynor’s change in control agreement was also terminated effective upon his resignation from the Corporation on September 27, 2007, however, because Mr. Gaynor was one of the Corporation’s named executive officers as of July 31, 2007 and his change in control agreement was in effect as of that date, the terms of his agreement are included in the table below. For additional discussion of the benefits and payments due in connection with a change of control, please see the “Severance Arrangements and Change in Control Agreements” section of this Proxy Statement.

Potential Payments Upon Termination in Connection with a Change in Control(2)

Name	Cash Severance ($)	Bonus (3) ($)	Benefits (4) ($)	Value of Modified Equity Awards (5) ($)		Value of Outplacement Services (6) ($)	Tax Gross- up (7) ($)	Total ($)
Daniel E. Smith	150,000	—	19,989	—		12,000	—	181,989
Richard J. Gaynor (8)	397,500	172,500	18,409	157,500	(9)	12,000	—	757,909
Kevin J. Oye	382,500	165,000	19,989	0		12,000	—	579,489
John B. Scully	345,000	367,500	18,409	290,000	(10)	12,000	158,645	1,191,554
Alan R. Cormier (11)	—	—	—	600		—	—	600

(1)	A description of the payments or benefits due upon (1) a change of control that does not result in termination of the executive officer, and (2) the occurrence of a “subsequent acquisition” in connection with a change of control, is set forth in the “Severance Arrangements and Change in Control Agreements” section of this Proxy Statement. To the extent applicable, the amounts of the payments and benefits due under those scenarios are set forth in the footnotes to this table. For purposes of these agreements, a “change of control” means any of the following events: (i) a person (as defined by Sections 13(d) and 14(d) of the Exchange Act, as amended) becomes the beneficial owner of securities representing 30% or more of the combined voting power of the Corporation’s then outstanding securities; (ii) the Corporation’s incumbent directors cease to constitute a majority of the Board; (iii) a consummated merger or consolidation of the Corporation with any other corporation; or (iv) the stockholders approve a plan of liquidation or dissolution of the Corporation or an agreement for the sale of all or substantially all of the Corporation’s assets. A “subsequent acquisition” means: (i) a merger or consolidation which results in the voting securities of the acquiror outstanding immediately prior to the merger or consolidation representing less than a majority of the combined voting power of the voting securities of the acquiror outstanding after the merger or consolidation; (ii) the sale of all or substantially all of the assets of the acquiror; or (iii) the sale of shares of capital stock of the acquiror representing at least 80% of the voting power of the securities of the acquiror, in each case following a change in control.

(2)	This table reflects payments to be made in connection with a change in control that results in termination of the executive officer without cause or by the officer due to a “constructive termination.” As defined in the applicable agreements, a “constructive termination” means the occurrence of any of the following: (i) any diminution of the executive’s position title or responsibilities; (ii) any required relocation of the executive; or (iii) any diminution in the executive’s annual salary or bonus potential from that in effect prior to the change in control. All amounts payable in this table assume relevant salary, bonus, benefit and stock value in effect as of July 31, 2007.
(3)	Includes amount equal to 150% of annual performance bonus (if any) for the year in which the termination occurred.
(4)	Represents the estimated amounts payable by the Corporation to maintain the executive officer’s benefits for the period following the termination of the named executive officer’s employment in connection with a change in control.
(5)	Represents the value of the executive officer’s accelerated stock option awards as a result of a termination in connection with a change in control, and assumes a termination date of July 31, 2007. The value of the accelerated stock options reflects the excess of the market price of the Corporation’s common stock (which, as of July 31, 2007, was $4.16) over the exercise price of the stock option, multiplied by the number of shares. These amounts represent the intrinsic value of stock options and are different from the SFAS 123R value used for purposes of the Grants of Plan-Based Awards Table for Fiscal 2007 contained earlier in this Proxy Statement.
(6)	Represents the estimated amounts payable by the Corporation for outplacement services for a period of 12 months following the termination of the named executive officer’s employment in connection with a change in control.
(7)	Represents the estimated amount of reimbursement for excise taxes payable pursuant to Section 4999 of the Internal Revenue Code for the receipt of benefits and payments following the termination of the named executive officer’s employment in connection with a change in control. Based on the price of the Corporation’s common stock on July 31, 2007, no excise tax reimbursement would be required for any of the Corporation’s named executive officers in the event of a change of control without a termination or upon a change in control and subsequent acquisition of the Corporation.
(8)	As noted above, Mr. Gaynor’s change in control agreement was terminated as of September 27, 2007 in connection with his resignation from the Corporation.
(9)	The amount in this column represents the intrinsic value of Mr. Gaynor’s modified awards as a result of a termination in connection with a change in control, and assumes a termination date of July 31, 2007. In the event of a “subsequent acquisition” of the Corporation following a change in control, and assuming a subsequent acquisition date of July 31, 2007, the intrinsic value of Mr. Gaynor’s modified awards as a result of the subsequent acquisition would be the same as the amount reflected in the table above. In the event of a change of control without a termination, the intrinsic value of Mr. Gaynor’s modified awards as a result of the change in control would be $70,000.
(10)	The amount in this column represents the intrinsic value of Mr. Scully’s modified awards as a result of a termination in connection with a change in control, and assumes a termination date of July 31, 2007. In the event of a “subsequent acquisition” of the Corporation following a change in control, and assuming a subsequent acquisition date of July 31, 2007, the intrinsic value of Mr. Scully’s modified awards as a result of the subsequent acquisition would be the same as the amount reflected in the table above. In the event of a change of control without a termination, the intrinsic value of Mr. Scully’s modified awards as a result of the change in control would be $101,500.
(11)	Mr. Cormier has not entered into a change in control agreement with the Corporation; however, the terms of the Corporation’s 1999 Stock Incentive Plan provide that in the event of a “Transfer of Control” of the Corporation, as defined in the Plan, each option or restricted stock grant held by Mr. Cormier which is scheduled to vest within twelve months after the effectiveness of the Transfer of Control will instead vest immediately prior to the Transfer in Control. The intrinsic value of Mr. Cormier’s modified awards as a result of a Transfer of Control, assuming a transfer date of July 31, 2007, would be $600.

Director Compensation

For the Corporation’s fiscal year ended July 31, 2007, the Corporation’s non-employee directors received annual cash compensation for their service as directors, as well as reimbursement for reasonable out-of-pocket expenses incurred in attending meetings of the Board and committees. Each non-employee director received an annual retainer of $30,000, which was paid on a quarterly basis. In addition, pursuant to the Corporation’s 1999 Non-Employee Director Plan (the “Director Plan”), all non-employee directors of the Corporation are automatically granted non-qualified stock options to purchase 90,000 shares of common stock, which vest over three years upon their initial appointment or election to the Board. Thereafter, on an annual basis immediately following each annual meeting of stockholders, each non-employee director is granted an option to purchase 30,000 shares of common stock, which vests in the sooner of one year or the date of the next annual meeting of stockholders. Under the Director Plan, options are fully exercisable on the date of grant; however, shares purchased on exercise of such options are subject to repurchase by the Corporation if the non-employee director does not remain on the Board through the completion of the applicable vesting period. The exercise price per share of all options granted under the Director Plan is equal to the fair market value of the Corporation’s common stock on the date of grant, and the options expire ten years from the date of grant.

The following table shows the fiscal 2007 compensation information for the Corporation’s directors who served during such period. Neither Mr. Smith nor Mr. Deshpande received any separate compensation for their Board activities in fiscal 2007.

Director Compensation for Fiscal 2007

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
Timothy A. Barrows (2)	30,000	—	—	30,000
Paul W. Chisholm (3)	30,000	35,521	—	65,521
Robert E. Donahue (4)	—	167	—	167
Paul J. Ferri (5)	30,000	35,521	—	65,521
John W. Gerdelman (6)	30,000	35,521	—	65,521
Gururaj Deshpande (7)	—	—	—	—

(1)	Amounts shown are the compensation costs recognized by the Corporation in fiscal 2007 for option awards as determined pursuant to SFAS 123R, disregarding forfeiture assumptions. These compensation costs reflect option awards granted in fiscal 2007 and years prior to fiscal 2007. The assumptions used to calculate the value of option awards are set forth in Note 10 of the Notes to Consolidated Financial Statements included in the Corporation’s Annual Report on Form 10-K for the year ended July 31, 2007.
(2)	As of July 31, 2007, Mr. Barrows held outstanding options to purchase 180,000 shares of the Corporation’s common stock. Mr. Barrows’ term on the Board expired on July 30, 2007, and he was not nominated for re-election to the Board upon expiration of his term.
(3)	As of July 31, 2007, Mr. Chisholm held outstanding options to purchase 240,000 shares of the Corporation’s common stock.
(4)	As of July 31, 2007, Mr. Donahue held outstanding options to purchase 90,000 shares of the Corporation’s common stock. Mr. Donahue was elected to the Board on July 30, 2007.
(5)	As of July 31, 2007, Mr. Ferri held outstanding options to purchase 210,000 shares of the Corporation’s common stock. Mr. Ferri resigned as a member of the Board effective October 15, 2007.
(6)	As of July 31, 2007, Mr. Gerdelman held outstanding options to purchase 300,000 shares of the Corporation’s common stock.
(7)	Although Mr. Deshpande received a nominal salary and standard benefits as an employee of the Corporation during fiscal 2007, Mr. Deshpande did not receive any compensation in connection with his service as a director of the Corporation. Mr. Deshpande resigned as an employee of the Corporation effective August 1, 2007.

Fiscal 2008 Director Compensation. At the recommendation of Radford, an outside consultant that was retained by the Compensation Committee to conduct a comprehensive review of the Corporation’s director compensation practices, the Board passed a resolution adjusting the Corporation’s director compensation for fiscal 2008. The Board determined that the adjustments were necessary to bring the cash components of the Corporation’s director compensation in line with the compensation practices of the Corporation’s peers. Specifically, the resolution provides, in addition to the stock option awards set forth above, for annual retainers based on the director’s service in the amounts set forth below:

• Annual retainer for all non-employee directors	$35,000
• Additional annual retainer for Chairman of the Board	$20,000
• Additional annual retainer for Audit Committee members	$10,000
• Additional annual retainer for Compensation Committee members	$6,000
• Additional annual retainer for Nominating Committee members	$4,000
• Additional annual retainer for Audit Committee Chairman	$20,000
• Additional annual retainer for Compensation Committee Chairman	$12,000
• Additional annual retainer for Nominating Committee Chairman	$8,000

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s purpose is to assist the Board in its oversight of the Corporation’s financial accounting, reporting and internal controls. Management is responsible for the preparation, presentation and integrity of the Corporation’s consolidated financial statements, the selection of appropriate accounting and financial reporting principles, and for the maintenance of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee reviewed and discussed with Sycamore’s management and PricewaterhouseCoopers LLP the audited consolidated financials statements of Sycamore contained in Sycamore’s Annual Report on Form 10-K for its fiscal year ended July 31, 2007. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements of Auditing Standards, AU Section 380), which includes, among other items, matters related to the conduct of the audit of Sycamore’s consolidated financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), and discussed with PricewaterhouseCoopers LLP its independence from Sycamore.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Sycamore’s Annual Report on Form 10-K for its fiscal year ended July 31, 2007 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee

Paul W. Chisholm (Chairman)

Robert E. Donahue

Paul J. Ferri(1)

John W. Gerdelman

(1)	Mr. Ferri resigned as a director of the Corporation effective October 15, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 30, 2007, with respect to beneficial ownership of Sycamore’s common stock by: (i) each person who, to the knowledge of the Corporation, beneficially owned more than 5% of the shares of common stock outstanding as of such date; (ii) each director of the Corporation; (iii) Sycamore’s Chief Executive Officer, former Chief Financial Officer and the four named executive officers identified in the Summary Compensation Table set forth above; and (iv) all directors and executive officers as a group.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the Commission. Except as otherwise noted in the footnotes below, the Corporation believes that each person or entity named in the table has sole voting and investment power with respect to all shares of its common stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of shares of common stock outstanding is based on 281,515,107 shares of common stock outstanding as of September 30, 2007. In computing the number of shares beneficially owned by a person named in the following table and the percentage ownership of that person, shares of common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 2007 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding
Gururaj Deshpande (2)	45,712,807	16.2
Daniel E. Smith (3)	42,936,349	15.3
Kevin J. Oye (4)	2,648,538	*
Richard J. Gaynor (5)	550,000	*
John B. Scully (6)	777,604	*
Alan R. Cormier (7)	200,200	*
Araldo Menegon (8)	1,249,999	*
Robert E. Donahue (9)	90,000	*
Paul J. Ferri (10)	605,553	*
John W. Gerdelman (11)	311,850	*
Paul W. Chisholm (12)	240,000	*
Craig R. Benson (13)	90,000	*
Platyko Partners, L.P (3) .	21,775,000	7.7
Third Avenue Management LLC (14)	21,379,646	7.6
The Gururaj Deshpande Grantor Retained Annuity Trust (2)	17,918,400	6.4
All executive officers and directors as a group (13 persons) (15)	98,562,956	35.0

*	Less than 1% of the total number of outstanding shares of common stock.
(1)	Except as otherwise noted, the address of each person is: c/o Sycamore Networks, Inc., 220 Mill Road, Chelmsford, Massachusetts 01824.
(2)	Includes 2,937,500 shares held by the Deshpande Irrevocable Trust and 17,918,400 shares held by the Gururaj Deshpande Grantor Retained Annuity Trust. Mr. Deshpande’s wife serves as a trustee of each of these trusts. Mr. Deshpande disclaims beneficial ownership of these shares.
(3)	Includes 21,775,000 shares held by Platyko Partners, L.P., of which Mr. Smith and his wife serve as general partners.
(4)	Includes 2,614,457 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest.
(5)	Mr. Gaynor resigned as Chief Financial Officer, Vice President of Finance and Administration and Assistant Secretary effective September 27, 2007.
(6)	Consists of 777,604 shares issuable pursuant to options, of which 700,000 are subject to a repurchase right which lapses as the shares vest.

(7)	Includes 200,000 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest.
(8)	Consists of 1,249,999 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest. Mr. Menegon resigned as an executive officer effective September 7, 2006.
(9)	Consists of 90,000 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest.
(10)	Includes 210,000 shares issuable pursuant to options which were immediately exercisable and subject to a repurchase right which lapses as the shares vest. Also includes 100,818 shares held by Matrix V Entrepreneurs Fund, L.P. Matrix V Management Co., LLC is the general partner of Matrix V Entrepreneurs Fund, L.P. Mr. Ferri is a managing member of Matrix V Management Co., LLC. Mr. Ferri disclaims beneficial ownership of the shares held by Matrix V Entrepreneurs Fund, L.P. except to the extent of his pecuniary interests therein arising from his membership interest in Matrix V Management Co., LLC. Mr. Ferri resigned as a director of the Corporation effective October 15, 2007 and, pursuant to the terms of the Director Plan, 30,000 of Mr. Ferri’s options were cancelled.
(11)	Includes 300,000 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest.
(12)	Consists of 240,000 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest.
(13)	Consists of 90,000 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest. These options were issued on October 18, 2007 in connection with Mr. Benson’s appointment to the Board, but are included in this table because they are exercisable within 60 days of September 30, 2007.
(14)

According to a Schedule 13G filed on February 14, 2007, Third Avenue Management LLC was the beneficial owner of 21,379,646 shares of common stock. Third Avenue Management LLC disclaims beneficial ownership of these shares. The address of Third Avenue Management LLC is 622 Third Avenue, 32nd Floor, New York, NY 10017.

(15)	Includes an aggregate of 6,472,060 shares issuable pursuant to options which are immediately exercisable and subject to a repurchase right which lapses as the shares vest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended, requires the Corporation’s directors, executive officers and holders of more than 10% of the Corporation's outstanding shares of Common Stock (collectively, “Reporting Persons”) to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Corporation. Such persons are required by regulations of the Commission to furnish the Corporation with copies of all such filings. Based solely on its review of the copies of such filings received by it with respect to the fiscal year ended July 31, 2007, the Corporation believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended July 31, 2007.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the 2008 Annual Meeting of Stockholders of the Corporation, proposals of stockholders must be received at the Corporation's principal executive offices not later than July 20, 2008 and must otherwise satisfy the conditions established by the Commission for stockholder proposals to be included in the Corporation’s proxy statement for that meeting. In accordance with the Corporation’s Amended and Restated By-Laws, proposals of stockholders intended for presentation at the 2008 Annual Meeting of the Stockholders of the Corporation (but not intended to be included in the proxy statement for that meeting) must be received no earlier than September 19, 2008 and no later than October 10, 2008. In order to curtail any controversy as to the date on which a proposal is received by the Corporation, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to the attention of the Corporation’s Secretary.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

ANNEX A

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SYCAMORE NETWORKS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Sycamore Networks, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

1. The name of the corporation is Sycamore Networks, Inc.

2. This Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. This Amendment to the Amended and Restated Certificate of Incorporation amends Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, supplemented and restated, by deleting the first paragraph of Article Fourth thereof and substituting in lieu thereof a new paragraph, which shall read in its entirety as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 505,000,000, 362,142,857 or 255,000,000 shares, consisting of (i) 500,000,000, 357,142,857 or 250,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock).

4. This Amendment to the Amended and Restated Certificate of Incorporation further amends Article Fourth of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, supplemented and restated, by adding at the end of Article Fourth a new paragraph, which shall read in its entirety as follows:

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Certificate of Incorporation pursuant to the Delaware General Corporation Law, each [five, seven or ten] shares of the Common Stock (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.001 par value per share (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Shareholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by [five, seven or ten] shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock from the disposition of such fractional interest as provided below. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests and (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale be allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old

A-1

Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, unless otherwise instructed by such stockholder, book-entry shares in lieu of a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.

5. This Amendment to Amended and Restated Certificate of Incorporation shall be effective at [effective time], Eastern Time, on [effective date].

IN WITNESS WHEREOF, Sycamore Networks, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this [    ] day of [    ] [    ].

SYCAMORE NETWORKS, INC.

By:
Name:	Daniel E. Smith
Title:	President and Chief Executive Officer

A-2

P R O X Y	SYCAMORE NETWORKS, INC. Proxy for Annual Meeting of Stockholders December 20, 2007

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel E. Smith and Alan R. Cormier, and each of them, proxies, with full power of substitution, to vote all shares of stock of Sycamore Networks, Inc. (the “Corporation”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on December 20, 2007 (the “Annual Meeting”) at 9:00 A.M., local time, at the Radisson Hotel, 10 Independence Drive, Chelmsford, Massachusetts 01824, and at any postponements and adjournments thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated November 20, 2007, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SYCAMORE NETWORKS, INC.

C/O COMPUTERSHARE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.investorvote.com/scmr	OR	Vote–by-Telephone Call toll-free 1-800-652-VOTE (1-800-652-8683)

If you vote over the Internet or by telephone, please do not mail your card.

Please mark votes as in this example

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE PROPOSALS IN ITEMS 1, 2 AND 3.

1. To elect the following nominees to the Board of Directors to serve for three-year terms as Class II Directors and until their respective successors are elected and qualified:

Nominees:

(01) Craig R. Benson and (02) Guraraj Deshpande

☐ FOR            ☐ WITHHELD

☐

For all nominees except as noted above. To withhold authority to vote for any individual nominee, write the name of the nominee on the above line.

2. To authorize the Board of Directors, in its discretion, to amend Sycamore’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of its outstanding common stock at a ratio of (i) one-for-five, (ii) one-for-seven, or (iii) one-for-ten, together with a corresponding reduction in the number of authorized shares of Sycamore common stock and capital stock, at any time prior to the date of the Corporation’s 2008 Annual Meeting of Stockholders, without further approval or authorization from the Corporation’s stockholders.

☐ FOR	☐ AGAINST	☐	ABSTAIN

3. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending July 31, 2008.

☐ FOR	☐ AGAINST	☐	ABSTAIN

4. To transact such other business as may properly come before the meeting and any adjournment thereof.

☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

☐	MARK HERE FOR ADDRESS
CHANGE AND NOTE BELOW

___________________________

___________________________

If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign.

Signature Date

Signature Date